Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of September 30, 2009

among

BARNES & NOBLE, INC.,
as the Lead Borrower,

The Other Borrowers From Time to Time Party Hereto,
The Guarantors From Time to Time Party Hereto,

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and
Swing Line Lender,

The Other Lenders From Time to Time Party Hereto,

JPMORGAN CHASE BANK, N.A. and
WELLS FARGO RETAIL FINANCE, LLC,
as Co-Syndication Agents,

SUNTRUST BANK and
US BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

REGIONS BANK and
SOVEREIGN BANK,
as Co-Senior Managing Agents,

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC. and
WELLS FARGO RETAIL FINANCE, LLC,
as Joint Lead Arrangers

 and

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC.,
WELLS FARGO RETAIL FINANCE, LLC,
SUNTRUST BANK and
US BANK, NATIONAL ASSOCIATION,
as Joint Book Runners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES

1.01	Borrowers
1.02	Guarantors
1.03	Immaterial Subsidiaries
1.04	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
4.01(a)	Insurance Deliverables
4.01(b)	Securities Account Control Agreement Deliverables
5.01	Loan Parties Organizational Information
5.05	Supplement to Interim Financial Statements/Material Indebtedness
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.12	ERISA Events
5.13	Subsidiaries; Equity Interests
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.21(c)	Securities Accounts
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

(i)

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
B	Swing Line Loan Notice
C-1	Committed Loan Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	[reserved]
H	Junior Subordinated Seller Note
I	Collateral Access Agreement
J	Joinder Agreement
K	DDA Notification
L	Credit Card Notification
M	Blocked Account Agreement
N	Senior Subordinated Seller Note
O	General Notice

(ii)

CREDIT AGREEMENT

This CREDIT AGREEMENT (this "Agreement") is entered into as of September 30, 2009, among BARNES & NOBLE, INC., a Delaware corporation (the "Lead Borrower"), the Persons signatory hereto as borrowers and named on Schedule 1.01 hereto (collectively, together with the Lead Borrower and such other Persons as may be joined as a borrower from time to time in accordance herewith, the "Borrowers"), the Persons signatory hereto as guarantors and named on Schedule 1.02 hereto (collectively, together with such other Persons as may be joined as a guarantor from time to time in accordance herewith, the "Guarantors"), each lender from time to time party hereto (collectively, the "Lenders"), BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender, JPMORGAN CHASE BANK, N.A. and WELLS FARGO RETAIL FINANCE, LLC, as Co- Syndication Agents, SUNTRUST BANK and US BANK, NATIONAL ASSOCIATION., as Co- Documentation Agents, and REGIONS BANK and SOVEREIGN BANK, as Co-Senior Managing Agents.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the LC Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

"Accommodation Payment" as defined in Section 10.21(d).

"Account" means "accounts" as defined in the UCC, and also means, without limitation, a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

"ACH" means automated clearing house transfers.

"Acquisition" means, with respect to any Person (a) the purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit or line of business of another Person (other than acquisitions or openings of new stores in the ordinary course of business), (c) any Material Store Acquisition or (d) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person.

"Additional Commitment Lender" shall have the meaning provided in Section 2.15(c).

"Adjusted LIBO Rate" means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1.0%)) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted

LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

"Adjustment Date" means the first day of each Fiscal Quarter of the Lead Borrower commencing with the third full Fiscal Quarter after the Closing Date.

"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent’s Office" means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

"Administrative Questionnaire" means an Administrative Questionnaire for each Lender in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent(s)" means, individually, the Administrative Agent or the Collateral Agent, and collectively means both of them.

"Agent Parties" shall have the meaning specified in Section 10.02(c).

"Aggregate Commitments" means the Commitments of all the Lenders. The Aggregate Commitments as of the Closing Date total $1,000,000,000.

"Agreement" means this Credit Agreement.

"Allocable Amount" has the meaning specified in Section 10.21(d).

"Applicable Commitment Fee Percentage" means (a) for the period from the Closing Date through October 31, 2009, 1.00% and (b) thereafter, the applicable percentage set forth in the grid below:

Applicable Commitment
Average Usage	Fee Percentage
Less than 33.3% of the Aggregate Commitments	1.00%
Equal to or greater than 33.3% but less than 66.6%	0.75%
of the Aggregate Commitments
Equal to or greater than 66.6% of the Aggregate	0.50%
Commitments

"Applicable Margin" means (a) from and after the Closing Date until the first Adjustment Date, the Applicable Margin shall be set at the percentages set forth in Level II of the pricing grid below; and (b) from and after the first Adjustment Date (and each subsequent Adjustment Date) until the next Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability for the Fiscal Quarter ending the day immediately preceding such starting Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default or the Termination Date, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in

Level I (even if the Average Daily Availability requirements for a different Level have been met); provided further if the information set forth in any Borrowing Base Certificate or any other certificate provided by the Loan Parties that is applicable to the calculation of the Applicable Margin otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

		LIBO Rate	Base Rate
Level	Average Daily Availability	Margin	Margin
I	Less than 33.3% of the Loan Cap	4.00%	3.00%
II	Equal to or greater than 33.3% but	3.75%	2.75%
	less than 66.6% of the Loan Cap
III	Equal to or greater than 66.6% of the	3.50%	2.50%
	Loan Cap

"Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the LC Issuers to make LC Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Applicable Rate" means, at any time of calculation, a per annum rate equal to the Applicable Margin for Loans which are LIBO Rate Loans.

"Appraisal Percentage" means eighty-five percent (85.0%).

"Appraised Value" means with respect to Eligible Real Estate, the fair market value of the Eligible Real Estate as set forth in the most recent appraisal of the Eligible Real Estate as determined from time to time by an independent appraiser engaged by the Administrative Agent (in the case of any appraisal after the Closing Date, pursuant to Section 6.10(b) hereof), which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months (unless a longer period is otherwise agreed to by the Administrative Agent and the Arrangers) or less than three (3) months.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger(s)" means, individually, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Retail Finance, LLC, and collectively, all of them, in each case, in their capacity as Joint Lead Arrangers.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)),

and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

"Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

"Audited Financial Statements" means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the fiscal year ended January 31, 2009, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Lead Borrower and its Subsidiaries, including the notes thereto.

"Auto-Extension Letter of Credit" shall have the meaning specified in Section 2.03(b)(iii).

"Availability" means, as of any date of determination thereof by the Administrative Agent, the greater of (a) the Loan Cap minus Total Outstandings and (b) zero.

"Availability Event" has the meaning provided in the definition of Trigger Event.

"Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments in full pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the LC Issuers to make LC Credit Extensions pursuant to Section 8.02.

"Availability Reserves" means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (d) to reflect that a Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory that is (A) included in the Borrowing Base and (B) being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which may have priority over the interests of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) Customer Credit Liabilities, (vi) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Collateral Agent in the Collateral, (vii) Cash Management Reserves, and (viii) Bank Products Reserves.

"Average Daily Availability" means, as of any date of determination, the average daily Availability for the immediately preceding Fiscal Quarter.

"Average Usage" means, as of any date of determination, the average daily balance of all Credit Extensions (excluding Swing Line Loans) in the immediately preceding Fiscal Quarter.

"Bank of America" means Bank of America, N.A. and its successors.

"Bank Products" means any Swap Contracts provided to any Loan Party by a Lender or any of its Affiliates.

"Bank Product Reserves" means such reserves as the Administrative Agent from time to time determines in its discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.0% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate" and (c) the Adjusted LIBO Rate for an Interest Period of one month, plus 1.0%. The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means a Loan that bears interest based on the Base Rate.

"Blocked Account" has the meaning provided in Section 6.13(a)(iii).

"Blocked Account Agreement" means with respect to an account established by a Loan Party, an agreement, substantially in the form of Exhibit M hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent, establishing Control (as defined in the Security Agreement) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, during any Trigger Period, to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

"Blocked Account Bank" means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

"BNCB" means Barnes & Noble College Booksellers, Inc., a New York corporation.

"BNCB Acquisition" means the Acquisition of all the outstanding Equity Interests of BNCB by Lead Borrower from the Sellers pursuant to the terms of the BNCB Acquisition Documents.

"BNCB Acquisition Documents" means the BNCB Purchase Agreement, the Seller Notes and all related documents pertaining to the BNCB Acquisition.

"BNCB Blocked Account" means any Blocked Account of any BNCB Loan Party which, for the avoidance of doubt, shall not include any BNCB Trigger Period Accounts.

"BNCB Loan Parties" means BNCB and each Subsidiary thereof that is a Loan Party.

"BNCB Purchase Agreement" means that certain Stock Purchase Agreement dated August 7, 2009 by and among the Sellers and Lead Borrower.

"BNCB Standstill Period" means the period during which (a) a Trigger Period has occurred and is continuing, (b) the Borrowers have maintained Availability equal to or greater than fifteen percent (15.0%) of the Loan Cap at all times and (c) any BNCB Loan Party is engaged in Permitted Buy-Back Programs.

"BNCB Trigger Period" means, with respect to the BNCB Loan Parties, any portion of a Trigger Period that is not a BNCB Standstill Period. For the avoidance of doubt, the existence of a BNCB Trigger Period (other than as a result of an Event of Default) shall not, in and of itself, impair the right of the Borrowers to borrow Committed Loans in accordance with the terms and conditions hereof.

"BNCB Trigger Period Accounts" has the meaning specified in Section 6.13(e).

"Borrower" and "Borrowers" have the meaning specified in the introductory paragraph hereto.

"Borrower Materials" has the meaning specified in Section 6.02.

"Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

"Borrowing Base" means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by ninety percent (90.0%);

plus

(b) the face amount of Eligible Accounts Receivables (net of Receivables Reserves applicable thereto) multiplied by eighty-five percent (85.0%);

plus

(c) the lesser of (i) Net Orderly Liquidation Value of the Borrower’s Eligible Inventory, net of Inventory Reserves not already reflected in Net Orderly Liquidation Value, multiplied by the Appraisal Percentage, or (ii) the Cost of the Borrower’s Eligible Inventory, net of Inventory Reserves, multiplied by seventy-five percent (75.0%);

plus

(d) the lesser of (i) the Appraised Value of Eligible Real Estate, if any, net of Realty Reserves, in each case not already reflected in the Appraised Value of Eligible Real Estate, applicable thereto multiplied by fifty percent (50.0%) or (ii) $25,000,000;

minus

(e) without duplication of any Reserves applied in clauses (a) – (d) above, all other then existing Availability Reserves.

"Borrowing Base Certificate" means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

"Business" means (a) the operation of retail bookstores (including, without limitation, on-campus and off-campus university or college bookstores) and cafés and gift shops relating thereto, (b) the sale and distribution (whether in bookstores or on-line) of books and other printed material, magazines, newspapers, journals, course packs, music, movies, food and beverages, gifts, housewares, electronics devices, software, school supplies, greeting cards, posters, toys, games, kits, and children’s products and other products and services commonly found in physical or on-line bookstores, (c) without limitation of the foregoing clause (b), in the case of university or college bookstores, the sale (whether in bookstores or on-line) of apparel, athletic or insignia merchandise, school-related memorabilia, computer hardware and software, and other products and services commonly found in on-campus or off-campus university or college bookstores, (d) the rental or buyback (whether in bookstores or on-line) of textbooks, trade books, course packs and similar materials, (e) the sale of e-books and any other form of digital content (including, without limitation, audio and video content) and of devices relating to digital content (including, without limitation, accessories therefor), (f) the wholesaling of new or used books (including e-books), (g) the publishing or production of books and other printed material, journals, gifts, toys, games, kits, children’s products and other products commonly found in physical or online bookstores, (h) publishing and print services for books, magazines, periodicals and other media, and (i) in the case of each of the foregoing clauses (a) through (h), (x) any on-line operations relating thereto and (y) any marketing or advertising activities relating thereto.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in New York, New York and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

"Capital Expenditures" means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period, provided, however, that Capital Expenditures for the Lead Borrower and its Subsidiaries shall not include:

(i)           expenditures to the extent they are made with proceeds of the issuance of Equity Interests of the Lead Borrower or any of its Subsidiaries,

(ii)           expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such proceeds are not otherwise used or required to be used to prepay the Obligations or Cash Collateralize the outstanding LC Obligations pursuant to the terms hereunder,

(iii)           expenditures that are accounted for as capital expenditures of the Lead Borrower or any Subsidiary that are actually paid for by other third party, including tenant allowances under leases and other amounts paid by landlords, and for which neither the Lead Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(iv)           the book value of any asset owned by the Lead Borrower or any of its Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of the Lead Borrower or such Subsidiary reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, and

(v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, to the extent such proceeds are not otherwise used or required to be used to prepay the Obligations or Cash Collateralize the outstanding LC Obligations pursuant to the terms hereunder.

"Capital Lease Obligations" means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a Consolidated balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Collateral Account" means a non-interest bearing account established by one or more of the Loan Parties with Bank of America, and in the name of, the Collateral Agent (or as the Collateral Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Collateral Agent, in which deposits are required to be made in accordance with Section 2.03(g) or Section 8.02(c).

"Cash Collateralize" means the delivery of cash or deposit account balances to the Collateral Agent as security for the payment of the Secured Obligations and pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate amount thereof, and (b) with respect to any Secured Obligations under any Bank Product or Cash Management Services, such amount as may be agreed between the Loan Party and Lender or Affiliate of a Lender party to such Swap Contract constituting a Bank Product or to such Cash Management Services, as applicable. "Cash Collateralization" and "Cash Collateral" have a correlative meaning.

"Cash Equivalents" means Investments of the type referred to in Section 7.02(b) and other similar short term and/or liquid Investments.

"Cash Management Reserves" means such reserves as the Administrative Agent, from time to time, determines in its discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

"Cash Management Services" means any one or more of the following types or services or facilities provided to any Loan Party by a Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, and (d) credit cards, debit cards, payroll cards, store value cards and purchasing cards and related processing services.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

"CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

"CFC" means a Person that is a controlled foreign corporation under Section 957 of the Code.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control" means an event or series of events by which:

(a)           any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than Leonard Riggio, his spouse, his lineal descendants, and trusts for the exclusive benefit of any such individuals or the executor or administrator of the estate or the legal representative of any of such individuals or any entity controlled by them) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 40.0% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (including taking into account all such Equity Interests that such "person" or "group" has the right to acquire pursuant to any option right); or

(b)           during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)           any "change in control" or similar event as defined in any document governing the Permitted Senior Debt or the Seller Notes; or

(d)           the Lead Borrower ceases to own, directly or indirectly, 100% of the Equity Interests of any Loan Party, except where such failure is as a result of a transaction expressly permitted by the Loan Documents.

"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

"Code" means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

"Co-Documentation Agent" means each of the co-documentation agents identified on the cover page of this Agreement.

"Collateral" means any and all "Collateral" as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent.

"Collateral Access Agreement" means an agreement substantially in the form of Exhibit I hereto or such other form as agreed to by the Collateral Agent in its Permitted Discretion and in each case otherwise reasonably satisfactory in form and substance to the Agents executed by (a) a bailee or other Person in possession of Collateral, and (b) a landlord of Real Estate leased by any Loan Party, in each case, including provisions pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens, if any, in the Collateral held by such Person or located on such Real Estate, and (iii) as to any landlord, provides the Collateral Agent with access to the Collateral located in or on such Real Estate and a reasonable time to sell and dispose of the Collateral from such Real Estate.

"Collateral Agent" means Bank of America, acting in such capacity for its own benefit and the ratable benefit of the other Secured Parties.

"Commercial Letter of Credit" means any letter of credit or similar instrument (including, without limitation, bankers’ acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Lead Borrower or any of its Subsidiaries in the ordinary course of business of such Person.

"Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in LC Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in any Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

"Committed Loan" has the meaning specified in Section 2.01.

"Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.01(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

"Compliance Certificate" means a certificate substantially in the form of Exhibit D.

"Concentration Account" has the meaning provided in Section6.13(c).

"Consent" means actual consent given by a Lender from whom such consent is sought.

"Consolidated" means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

"Consolidated Adjusted Fixed Charge Coverage Ratio" means, at any date of determination for the purpose of determining whether a particular Restricted Payment or prepayment of Indebtedness (each a "Subject Transaction") may be consummated pursuant to the terms of this Agreement, the ratio of (a) Consolidated EBITDA for such period minus (i) Capital Expenditures (other than in connection with Permitted Acquisitions) made during such period minus (ii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash or required to be paid in cash during such period to (b) the sum of (i) Debt Service Charges (other than prepayments of principal in the Subject Transaction and, if the Subject Transaction is a prepayment of Seller Notes, all other prior prepayments of Seller Notes) plus (ii) the aggregate amount of all Restricted Payments made in cash (other than those made in the Subject Transaction and, if the Subject Transaction is a repurchase of equity interests, all repurchases related to such Subject Transaction that have previously been made as part of a single stock repurchase plan approved by the board of directors of the Lead Borrower, if any), in each case, of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP. For the avoidance of doubt, Permitted Tax Distributions shall not be taken into account in any calculation of the Consolidated Adjusted Fixed Charge Coverage Ratio for any purpose hereunder except to the extent that such Permitted Tax Distribution shall exceed $50,000,000 and then only shall such incremental amount be taken into account in any calculation of Consolidated Adjusted Fixed Charge Coverage Ratio.

"Consolidated EBITDA" means, at any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes (net of any tax credits), (iii) depreciation and amortization expense, (iv) other expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period (including LIFO reserves) or any future period and (v) expenses deducted in such period resulting from the issuance of Equity Interests permitted hereunder, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period), minus (b) all non-cash gains increasing Consolidated Net Income (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, at any date of determination, the ratio of (a) Consolidated EBITDA for such period minus (i) Capital Expenditures (other than in connection with Permitted Acquisitions) made during such period minus (ii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash or required to be paid in cash during such period to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments made in cash, in each case, of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP. For the avoidance of doubt, Permitted Tax Distributions shall not be taken into account in any calculation of the Consolidated Fixed Charge Coverage Ratio for any purpose hereunder except to the extent that such Permitted Tax Distribution shall exceed $50,000,000 and then only shall such incremental amount be taken into account in any calculation of Consolidated Fixed Charge Coverage Ratio.

"Consolidated Interest Charges" means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations or

Synthetic Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, as of any date of determination, the net income of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains (or extraordinary losses) for such Measurement Period, (b) the income (or loss) of any Subsidiary during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Subsidiary during such period, (c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries, and (d) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Lead Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

"Contractual Obligation" means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Conversion/Continuation Notice" means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of LIBO Rate Loans, pursuant to Section 2.02(c), which, if in writing, shall be substantially in the form of Exhibit A-2.

"Cost" means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers and reported on the Borrowers’ stock ledger. "Cost" may include freight charges inbound either to the Borrowers' distribution centers or by direct shipments to Stores in amounts consistent with reporting on the Borrowers' stock ledgers but shall not include inventory capitalization costs or other non-purchase price charges (such as freight charges outbound from the Borrowers' distributions centers) used in the Borrowers’ calculation of cost of goods sold.

"Co-Senior Managing Agent" means each of the co-senior managing agents identified on the cover page of this Agreement.

"Co-Syndication Agent" means each of the co-syndication agents identified on the cover page of this Agreement.

"Credit Card Notifications" has the meaning provided in Section 6.13(a)(ii).

"Credit Card Receivables" means each "Account" (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit card issuer (including, but not limited to, Visa, MasterCard, American Express, Discover and Pay Pal and such other issuers approved by the

Administrative Agent) to a Loan Party resulting from charges by a customer of a Loan Party on credit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

"Credit Extensions" mean each of the following: (a) a Borrowing and (b) an LC Credit Extension.

"Credit Party" or "Credit Parties" means (a) individually, (i) each Lender, (ii) each Lender and/or its Affiliate in its capacity as a provider of any Bank Products or Cash Management Services, (iii) each Agent, (iv) each LC Issuer, (v) any other Person to whom Secured Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

"Credit Party Expenses" means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agents, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examiners, and (E) without duplication of any amounts reimbursed pursuant to the foregoing subclauses (i) (A) – (D), all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the administration and management of this Agreement and the other Loan Documents or the preparation, negotiation, execution and delivery the Loan Documents or of any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) without duplication of any amounts reimbursed pursuant to the foregoing subclause (ii)(C), any workout, restructuring or negotiations in respect of any Secured Obligations, and (b) with respect to any LC Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents, an LC Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, including, without limitation, enforcement or protection of their rights or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

"Customary BNCB Dispositions" has the meaning specified in Section 7.05(c).

"Customer Credit Liabilities" means at any time, the aggregate remaining value at such time of (a) outstanding merchandise credits, gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the credit, certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding customer deposits of the Borrowers.

"DDA" means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

"DDA Notification" has the meaning provided therefor in Section 6.13(a)(i).

"Debt Service Charges" means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period, plus (b) principal payments, other than Permitted Senior Seller Note Payments or Permitted Refinancing, made or required to be made on account of Indebtedness (excluding the Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) two percent ( 2.0%) per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent ( 2.0%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Letters of Credit, plus two percent ( 2.0%) per annum.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in LC Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding; provided that receipt of financial or other support from a Governmental Entity shall not, in and of itself, constitute or be deemed to constitute insolvency under this clause (c).

"Deteriorating Lender" means any Defaulting Lender or any Lender as to which (a) the LC Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under more than one other syndicated credit facility, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding; provided, that receipt of financial or other support from a Governmental Entity shall not, in and of itself, constitute or be deemed to constitute insolvency under this clause (b).

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any issuance and sale of any Equity Interests in another Person) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, the termination of any Lease by a counterparty pursuant to any right of termination (other than upon a default by any Loan Party) under such Lease does not constitute a Disposition by any Loan Party.

"Disqualified Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (iii) if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

"Dollars" and "$" mean lawful money of the United States.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

"Eligible Assignee" means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000.00; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, the LC Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

"Eligible Accounts Receivables" means Accounts arising from the sale of a Borrower’s Inventory (other than those consisting of Credit Card Receivables) or the rendition of services that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by full performance and represents the bona fide amounts due to a Borrower from an account debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below. Without limiting the foregoing, to qualify as an Eligible Accounts Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Account Receivable. Any Accounts meeting the foregoing criteria shall be deemed Eligible Accounts Receivables but only as long as such Account is not included within any of the following categories, in which case such Account shall not constitute an Eligible Account Receivable:

(a)           Accounts that are not evidenced by an invoice;

(b)           Accounts that have been outstanding for more than ninety (90) days from the invoice date or more than sixty (60) days past the due date;

(c)           Accounts due from any account debtor for which more than 50.0% of the Accounts owing from such account debtor and its Affiliates are ineligible under clause (b) above.

(d)           Accounts with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent pursuant to the Security Documents) or which are not subject to a first priority security interest in favor of the Collateral Agent;

(e)           Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(f)           Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers or are not payable in Dollars;

(g)          Accounts which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Accounts;

   (h)            Accounts which are owed by any Affiliate or any employee of a Loan Party;

(i)           Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(j)           Accounts due from any Governmental Authority other than (i) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent, in each case, have been duly obtained, effected or given or are in full force and effect and (ii) Eligible State University Accounts;

(k)           Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent, (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom or (iii) representing a progress billing or retainage;

(l)           Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(m)          Accounts arising out of sales to account debtors outside the United States unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Administrative Agent in its Permitted Discretion;

(n)          [reserved];

(o)          Accounts evidenced by a promissory note or other instrument;

(p)          Accounts consisting of amounts due from vendors as rebates or allowances;

(q)           Accounts which are in excess of the credit limit for such account debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(r)           Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business without the consent of the Administrative Agent; or

(s)           Accounts which the Administrative Agent determines in its Permitted Discretion to be unacceptable for inclusion in the Borrowing Base.

"Eligible Credit Card Receivables" means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of such Borrower, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (k) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:

(a)           Credit Card Receivables which do not constitute an "Account" (as defined in the UCC);

(b)           Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)           Credit Card Receivables with respect to which a Loan Party does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent);

(d)           Credit Card Receivables that are not subject to a first priority security interest in favor of the Collateral Agent (it being the intent that chargebacks in the ordinary course by such processors shall not be deemed violative of this clause);

(e)           Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback) by any Person;

(f)           Credit Card Receivables as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor;

(g)           Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy, insolvency or similar proceedings;

(h)           Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(i)           Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(j)           Credit Card Receivables which are evidenced by "chattel paper" or an "instrument" of any kind unless such "chattel paper" or "instrument" is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent; or

(k)           Credit Card Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection.

"Eligible Inventory" means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course that, in each case, complies with each of the representations and warranties expressly respecting Inventory made by the Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory:

(a)           Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)           Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person that is not a Loan Party;

(c)           Inventory that is not located in the United States of America (excluding territories or possessions of the United States);

(d)           Inventory at a location that is owned or leased by a Borrower, except to the extent that the Borrowers have furnished the Administrative Agent with (i) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) with respect to any Material Storage Location, a Collateral Access Agreement executed by the Person owning any such Material Storage Location on terms reasonably acceptable to the Administrative Agent;

(e)           Inventory that is comprised of goods which (i) are damaged, defective, "seconds," or otherwise unmerchantable, (ii) that have been or are in the process of being returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (vi) are bill and hold goods or (vii) are in-transit;

(f)           Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent, subject only to any interest, title or lien of a landlord, lessor or other property owner under a Lease or applicable Laws (provided that, for the avoidance of doubt, no provisions with respect to the subordination of Liens or other landlord rights in any Collateral Access Agreement shall be deemed to violate this clause (f));

(g)          Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(h)          Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i)           Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j)           Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party which has expired or has been terminated or with respect to which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;

(k)           Inventory acquired in a Permitted Acquisition, unless and until the Collateral Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent, establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agents may require, all of the results of the foregoing to be reasonably satisfactory to the Agents; or

(l)           Inventory which the Administrative Agent determines in its Permitted Discretion to be unacceptable for inclusion in the Borrowing Base.

"Eligible Real Estate" means Real Estate which satisfies all of the following conditions:

(a)          such Real Estate is located in the continental United States;

(b)          a Borrower owns such Real Estate in fee simple absolute;

(c)           the Administrative Agent shall have received evidence that all actions have been taken for which the Administrative Agent shall have notified the Lead Borrower that the Administrative Agent has reasonably deemed necessary in order to create a valid first priority Lien (subject in priority only to (i) Permitted Encumbrances set forth in Sections 7.01(a), (c), (d) and (h), provided, that, with respect to Liens for Taxes being contested in compliance with Section 6.04 and Permitted Encumbrances set forth in Section 7.01(d), such Liens are insured over by the applicable Title Policy and (ii) such other Lien (other than any Lien securing Indebtedness for borrowed money or other funded debt) as may be approved by the Collateral Agent in its Permitted Discretion) in such Real Estate;

(d)           the Real Estate or any portion thereof (the loss of which shall have, in the Permitted Discretion of the Collateral Agent, a material impact on the use, operation or value of the “Property” (as defined in the applicable Mortgage)) shall not have been damaged or taken through condemnation (which term shall include any damage or taking by any Governmental Authority, quasi-governmental authority, any Person having the power of condemnation, or any transfer by private sale in lieu thereof), either temporarily or permanently;

(e)           the Administrative Agent shall have received an appraisal of such Real Estate complying with the requirements of FIRREA by a third party appraiser engaged by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(f)           all Real Estate Eligibility Requirements with respect to such Real Estate shall have been satisfied in the Administrative Agent’s Permitted Discretion.

"Eligible State University Accounts" means Accounts that otherwise satisfy the eligibility requirements of “Eligible Accounts Receivable” and that are owing from colleges or universities that are agencies or political subdivisions of state or local Governmental Authorities and that arise in the ordinary course of Business of the Borrowers from management agreements, textbook or course pack sales, trade or general merchandise sales, guarantees of payments due from students or otherwise.

"Environmental Assessment" has the meaning specified in the definition of Real Estate Eligibility Requirements.

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous materials into the environment, including those related to hazardous substances or hazardous wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or membership or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or membership or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such membership or other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification to a Loan Party that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

"Event of Default" has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

"Excluded Assets" has the meaning given to such term in the Security Agreement.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

"Executive Order" has the meaning set forth in Section 10.18.

“Existing BNCB Credit Agreement” means that certain Credit Agreement, dated as of November 13, 2006, among BNCB, certain subsidiaries of BNCB from time to time party thereto, Bank of America, N.A., as agent, and a syndicate of lenders.

"Existing Credit Agreement" means that certain Credit Agreement dated as of June 17, 2005 among the Lead Borrower, certain other borrowers party thereto, Bank of America, N.A., as agent, and a syndicate of lenders.

"Existing Letters of Credit" means the letters of credit described on Schedule 1.04 hereto.

"Facility Guaranty" means any Guarantee made by the Guarantors in favor of the Credit Parties, including as set forth in Article XI hereto or in any guaranty agreement in form reasonably satisfactory to the Administrative Agent.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

"Fee Letter" means the amended and restated fee letter agreement, dated August 7, 2009, among the Lead Borrower, the Administrative Agent, the other institutions party thereto and the Joint Lead Arrangers.

"FIRREA Documents" has the meaning specified in the definition of Real Estate Eligibility Requirements.

"Fiscal Month" means any fiscal month of any Fiscal Year determined in accordance with the fiscal accounting calendar of the Loan Parties.

"Fiscal Quarter" means any fiscal quarter of any Fiscal Year determined in accordance with the fiscal accounting calendar of the Loan Parties.

"Fiscal Year" means any period of twelve (12) consecutive months ending on the Saturday that is closest to the last day of January of any calendar year, provided that after the change contemplated by Section 7.13, “Fiscal Year” shall mean any period of twelve (12) consecutive months ending on the Saturday that is closest to the end of April of any calendar year that is in accordance with the National Retail Federation calendar.

"Fixed Charge Trigger Event" means the failure of the Borrowers to maintain at any time Availability at least equal to the greater of (i) fifteen percent (15.0%) of the Loan Cap or (ii) $110,000,000.

"Fixed Charge Trigger Period" means the period beginning upon the occurrence of a Fixed Charge Trigger Event and ending on the date Availability has equaled or exceeded the greater of (i) fifteen percent (15.0%) of the Loan Cap or (ii) $110,000,000 for a period of forty-five (45) consecutive calendar days.

"Flood Zone Certification" has the meaning specified in the definition of Real Estate Eligibility Requirements.

"Foreign Assets Control Regulations" has the meaning set forth in Section 10.18.

"Foreign Lender" means any Lender and each LC Issuer, if such Person is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary organized under the laws of a political subdivision outside of the United States.

"Fronting Fee" has the meaning assigned to such term in Section 2.03(j).

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fully Satisfied" means (a) with respect to any Secured Obligations or Obligations, as applicable, the full cash payment thereof, including all principal, interest and fees with respect thereto and any interest, fees and other charges accruing during a proceeding under any Debtor Relief Law (whether or not such amounts are allowed or allowable in whole or in part in such proceeding), but shall not include any roll up of any Secured Obligations or Obligations in any debtor in possession financing during any such proceeding; and (b) with respect to LC Obligations, Other Liabilities or Obligations that are inchoate or contingent in nature, the Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the applicable Credit Party in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been Fully Satisfied until all Commitments related to such Loans have expired or been terminated.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), but excluding in all cases endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

"Guaranteed Obligations" has the meaning specified in Section 11.01.

"Guarantor" means each wholly-owned Subsidiary of the Lead Borrower (other than any Borrower, any CFC or any Immaterial Subsidiary) and each other Subsidiary of the Lead Borrower that is not a Borrower and that is required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Honor Date" has the meaning specified in Section 2.03(c)(i).

"Immaterial Subsidiary" means each Subsidiary of the Lead Borrower that has been designated by the Lead Borrower in writing to the Administrative Agent as an "Immaterial Subsidiary" for purposes of this Agreement and the other Loan Documents, provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries, as of the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) hereof, equal or exceed five percent (5.0%) of the Consolidated total assets of the Lead Borrower and its Subsidiaries, or (ii) any Immaterial Subsidiary own any assets included in the Borrowing Base, or (iii) the gross revenues of all Immaterial Subsidiaries for any Measurement Period equal or exceed five percent (5.0%) of the Consolidated gross revenues of the Lead Borrower and its Subsidiaries for such Measurement Period, in each case as determined in accordance with GAAP, and (b) no Subsidiary that has been designated an "Immaterial Subsidiary" may be re-designated a "Subsidiary" or be treated under the Loan Documents as a Loan Party without the written approval of the Administrative Agent which approval may be withheld for any reason. As of the Closing Date, the Subsidiaries specified on Schedule 1.03 hereto are the only Subsidiaries designated by the Lead Borrower as Immaterial Subsidiaries for purposes of this Agreement and the other Loan Documents.

"Increase Effective Date" shall have the meaning provided therefor in Section 2.15(d).

"Increased Commitment Lender" shall have the meaning provide in Section 2.15(b).

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, paid in accordance with the payment terms thereof and otherwise not past due for more than 90 days);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness of such Person;

(g)           all Disqualified Stock and all other obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitees" has the meaning specified in Section 10.04(b).

"Information" has the meaning specified in Section 10.07.

"Intellectual Property" means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date.

"Interest Period" means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          no Interest Period shall extend beyond the Maturity Date; and

(iv)          notwithstanding the provisions of clause (iii) no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means (a) with respect to the Lead Borrower, a determination by management or the Audit Committee of the Board of Directors of the Lead Borrower or by the Lead Borrower’s Public Accountants that (i) a material weakness in internal controls over financial reporting, as described in PCAOB Auditing Standard No. 5, exists in the Lead Borrower’s internal control over financial reporting, or (ii) a member of the senior management of the Lead Borrower has committed a material act of fraud, and (b) with respect to the any Subsidiary of the Lead Borrower, a determination by management or the Audit Committee of the Board of Directors of the Lead Borrower or by the Lead Borrower’s Public Accountants that (i) a material weakness in internal controls over financial reporting, as described in PCAOB Auditing Standard No. 5, exists in the such Subsidiary’s internal control over financial reporting, or (ii) a member of the senior management of such Subsidiary has committed an act of fraud, in either case under this clause (b) that could reasonably be expected to result in an Material Adverse Effect; provided, that, for the avoidance of doubt in the case of clause (b)(i) with respect to BNCB, a determination by management or the audit committee of the Lead Borrower’s Board of Directors or by the Lead Borrower’s Public Accountants of the existence of a material weakness due to a deficiency in the design or operation of BNCB’s internal controls over financial reporting, as described in PCAOB Auditing Standard No. 5, shall not be considered to result in a Material Adverse Effect so long as (i) such determination is made solely with respect to the internal controls of BNCB as a wholly-owned subsidiary of the Lead Borrower immediately after giving effect to the BNCB Acquisition, (ii) the failure to rectify such weakness shall not have resulted in a violation of applicable securities or other Laws and

(iii) such weakness does not result in any material misstatement of the Lead Borrower’s consolidated interim or audited financial statements.

"Inventory" has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

"Inventory Reserves" means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)	obsolescence;

(b)	seasonality;

(c)	Shrink;

(d)	imbalance;

(e)	change in Inventory character;

(f)	change in Inventory composition;

(g)	change in Inventory mix;

(h)	mark-downs (both permanent and point of sale);

(i)	retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events;

(j)	reasonably anticipated changes in appraised value of Inventory between appraisals; and

(k)	Out-of-date and/or expired Inventory.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) any Acquisition; provided, however, that any amount payable by a vendor to any Loan Party with respect to the return of inventory or supplies by such Loan Party to such vendor in the ordinary course of business shall not constitute an “Investment” hereunder so long as (i) such amount has not been outstanding for more than 150 days and (ii) such inventory is not then included in the Borrowing Base. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the LC Issuer and any Borrower (or any Subsidiary) or in favor the LC Issuer and relating to any such Letter of Credit.

"Joinder Agreement" means an agreement, substantially in the form of Exhibit J hereto and otherwise in form satisfactory to the Administrative Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

"Junior Subordinated Seller Note" means that certain Junior Subordinated Seller Note dated as of the date hereof by the Lead Borrower in favor of the Sellers in an original principal amount of $150,000,000 and having a maturity date of September __, 2014, in the form of Exhibit H hereto.

"Laws" means each international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

"LC Advance" means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.

"LC Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

"LC Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"LC Issuer" means (a) Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Retail Finance, LLC (through its Affiliate, Wells Fargo Bank, N.A.) and Sovereign Bank, each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Administrative Agent in its discretion and, so long as no Event of Default has occurred and is continuing, consented to by the Lead Borrower), and (b) with respect to the Existing Letters of Credit and until such Existing Letters of Credit expire or are returned undrawn, Bank of America. The LC Issuer may, in its discretion and with the consent of the Lead Borrower which shall not be unreasonably withheld, arrange for one or more Letters of Credit to be issued by Affiliates of the LC Issuer, in which case the term "LC Issuer" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"LC Obligations" mean, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LC Borrowings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lease" means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

"Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

"Letter of Credit" means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit and bankers’ acceptances.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any applicable LC Issuer.

"Letter of Credit Expiration Date" means the day that is five (5) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

"Letter of Credit Fee" has the meaning specified in Section 2.03(i).

"Letter of Credit Sublimit" means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

"LIBO Borrowing" means a Borrowing comprised of LIBO Rate Loans.

"LIBO Rate" means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "LIBO Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

"LIBO Rate Loan" means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

"Lien" means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Liquidation" means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent and the Arrangers, of any public, private or "going-out-of-business", "store closing" or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word "Liquidation" (such as "Liquidate") are used with like meaning in this Agreement.

"Loan" means an extension of credit by a Lender to any Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

"Loan Cap" means, at any time of determination, the lesser of (a) the Aggregate Commitments at such time and (b) the Borrowing Base at such time.

"Loan Account" has the meaning assigned to such term in Section 2.11(a).

"Loan Documents" means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

"Loan Party" means the Borrowers and each Guarantor.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of any Loan Party or the Lead Borrower and its Subsidiaries taken as a whole; (b) impairment of the ability of any Loan Party to perform its material obligations under any material Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any material Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

"Material Contract" means, with respect to any Person, (a) each contract, security, instrument or agreement which such Person has reported or is required to report as a “Material Contract” under and in accordance with Item 601(b)(10) of Regulation S-K and/or Regulation S-B of the Securities Act and (b) each vendor or customer contract, security agreement or instrument the breach or termination of which would have a Material Adverse Effect.

"Material Indebtedness" means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $35,000,000. Without limitation of the foregoing, the obligations under the Seller Notes, each as amended and in effect on the Closing Date, and any Permitted Senior Debt shall be deemed Material Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

"Material Storage Location" means (a) the warehouse leased by the Lead Borrower in Monroe, New Jersey, or Reno, Nevada, (b) the warehouse leased by Sterling Publishing Co., Inc., at 48 Saw Mill Pond Road, Edison, New Jersey or 30 Saw Mill Pond Road, Edison, New Jersey, or (c) any replacement for such facilities or any other warehouse or other storage space leased by any Loan Party for the storage of similar amounts of Inventory as are or are anticipated to be stored at any of the locations described in clauses (a) and (b) of this definition as of the Closing Date.

"Material Store Acquisition" means (a) with respect to the Lead Borrower and its Subsidiaries (other than BNCB and its Subsidiaries), the acquisition in a single transaction or series of related transactions of stores, store leases and or inventory at store locations (other than acquisitions or openings of new stores in the ordinary course of business) for consideration in excess of (i) $25,000,000 for any such single or series of related transactions or (ii) $75,00,000 in the aggregate for any Fiscal Year and (b) with respect to BNCB and its Subsidiaries, the acquisition of more than 50 bookstore contracts or leases in a single transaction or series of related transactions, either through assumption or replacement of existing contracts or leases between third parties and the applicable college, university or other educational institution.

"Maturity Date" means September 29, 2013.

"Maximum DDA Balance" means, with respect to each DDA, an amount equal to (a) $1,000 times (b) the aggregate number of Stores that maintain deposits in such DDA.

"Maximum Rate" has the meaning provided therefor in Section 10.09.

"Measurement Period" means, at any date of determination, the most recently completed twelve (12) consecutive Fiscal Months of the Lead Borrower for which financial statements have or should have been delivered in accordance with Section 6.01.

"Moody’s" means Moody’s Investors Service, Inc. and any successor thereto.

"Mortgage" means each fee mortgage or deed of trust, security agreement and assignment by a Loan Party owning the Real Estate encumbered thereby in favor of the Collateral Agent in form and substance acceptable to the Collateral Agent in its Permitted Discretion.

"Mortgage Related Document" means each Title Policy, Survey, Environmental Assessment, Flood Zone Certification and FIRREA Documents related to each parcel of Real Estate subject to a Mortgage and all related certifications, evidences of permits and licenses and other documents and certifications reasonably requested by the Administrative Agent in connection with establishing, maintaining and protecting such Real Estate and the Administrative Agent's interest therein and lien thereon.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Orderly Liquidation Value" means the appraised orderly liquidation value of the Borrowers’ Inventory, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Borrowers’ Inventory as set forth in the Borrowers’ inventory stock ledger, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.

"Net Proceeds" means (a) with respect to any Prepayment Event described in clause (a) or (b) of the definition thereof, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)), (C) commercially reasonable amounts provided as a funded reserve against any liabilities under any indemnification obligations or purchase price adjustments associated with such Dispositions, and (D) if no Trigger Period shall then be in effect, all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, and (b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the sum of (x) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith and (y) all distributions and other payments required to be made to minority interest holders in such Person as a result of such sale.

"Non-Consenting Lender" has the meaning provided therefor in Section 10.01.

"Non-Extension Notice Date" has the meaning specified in Section 2.03(b)(iii).

"Note" means (a) a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1, and (b) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

"NPL" means the National Priorities List under CERCLA.

"Obligations" means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs and expenses are allowed claims in such proceeding.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Liabilities" means any obligation of any Loan Party (a) arising under any document or agreement relating to or (b) on account of (i) any Cash Management Services and/or (ii) any Bank Product.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Outstanding Amount" means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any LC Obligations on any date, the amount of such LC Obligations on such date after giving effect to (A) any LC Credit Extension occurring on such date and (B) any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

"Overadvance" means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

"Participant" has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

"Patriot Act" shall have the meaning provided in Section 4.01(j).

"PBGC" means the Pension Benefit Guaranty Corporation.

"PCAOB" means the Public Company Accounting Oversight Board.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding three plan years.

"Permitted Acquisition" means an Acquisition in which all of the following conditions are satisfied:

(a)          no Default then exists or would arise from the consummation of such Acquisition;

(b)          such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person does not otherwise oppose such Acquisition;

 (c)         the Lead Borrower shall have furnished the Administrative Agent with (i) thirty (30) days’ prior written notice (or such shorter period of not less than ten (10) days prior to such Acquisition as the Administrative Agent may agree in its reasonable discretion) of each such intended Acquisition;

(d)           with respect to any such Acquisition (in a single or series of related transactions) involving aggregate consideration (whether in cash, tangible property, notes or other property) in excess of $25,000,000 individually or in excess of $75,000,000 in the aggregate, the Lead Borrower promptly (and in any event, no less than five (5) Business Days prior to the consummation of such Acquisition or such shorter period as may otherwise be agreed by the Administrative Agent in its reasonable discretion) shall furnish to the Administrative Agent such documentation, if any, that the Administrative Agent may reasonably request, which may include a current draft of the documents, agreements and instruments contemplated to be executed in connection therewith (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition;

(e)           any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a Business substantially the same as one or more line or lines of Business of the Lead Borrower and its Subsidiaries or Substantially related, incidental or complimentary thereto and otherwise permitted to be engaged in by a Borrower under this Agreement;

(f)           if the Person which is the subject of such Acquisition will be maintained as a wholly-owned Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a wholly-owned Subsidiary which is not then a Loan Party, such wholly-owned Subsidiary shall, to the extent not prohibited by the terms of Indebtedness of such Person permitted by Section 7.03(h) hereof, have been joined as a "Borrower" hereunder or as a Guarantor, as the Administrative Agent shall determine in its Permitted Discretion, and the Collateral Agent shall, to the extent not prohibited by the terms of Indebtedness of such Person permitted by Section 7.03(h) hereof, have received a first-priority security interest in such Subsidiary’s Inventory, Accounts, Real Estate and other property of the same nature as constitutes Collateral of the Borrowers under the Security Documents; and

(g)           (i) Projected Excess Availability and Pro Forma Excess Availability as of the date of consummation of such Acquisition will be equal to or greater than twenty percent (20.0%) of the Loan Cap, (ii) the Consolidated Fixed Charge Coverage Ratio, on a pro-forma basis for the Measurement Period immediately prior to such Acquisition, will be equal to or greater than 1.1 to 1.0 and (iii) the Lead Borrower shall have delivered written certification as to satisfaction, and a reasonably detailed calculation, of items (i) and (ii) above five (5) Business Days (or such shorter period not less than two (2) Business Days prior to such Acquisition as the Administrative Agent may agree to in its reasonable discretion) prior to the date of such Acquisition.

"Permitted Buy-Back Programs" means seasonal buy-back programs of college text books in accordance with leases, contracts or other instruments or agreements governing its Stores and otherwise in accordance with customary business practices in the college bookselling industry.

"Permitted Discretion" means a determination made in good faith and in the exercise of commercially reasonable business judgment, determined in a manner consistent with its credit procedures for asset-based lending transactions in the retail industry and otherwise in similar circumstances.

"Permitted Disposition" has the meaning specified in Section 7.05.

"Permitted Encumbrances" has the meaning specified in Section 7.01.

"Permitted Indebtedness" has the meaning specified in Section 7.03.

"Permitted Investments" has the meaning specified in Section 7.02.

"Permitted Overadvance" means an Overadvance made by the Administrative Agent, in its discretion (unless the Required Lenders direct the Administrative Agent not to make or to discontinue making Overadvances), which:

(a)           Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)           Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)           Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)           Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5.0%) of the Loan Cap at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for "inadvertent Overadvances" (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such "inadvertent Overadvances" shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

"Permitted Real Estate Liens" means with respect to any Eligible Real Estate encumbered by a Mortgage in favor of the Collateral Agent, collectively, Permitted Encumbrances and, the Liens referred to in Schedule B of the Title Policy insuring the Collateral Agent’s interest under such Mortgage.

"Permitted Refinancing" means, with respect to any Indebtedness, any refinancing, refunding, renewal or extension of such Indebtedness, so long as (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (ii) such extension, renewal or replacement shall not result in an earlier maturity date or decreased weighted average life of such Indebtedness, (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (iv) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate for comparative transactions of such nature.

"Permitted Self-Insurance Program" means a self-insurance program of the Lead Borrower and its Subsidiaries (a)(i) that is administered through Chelsea Insurance Company Ltd., a wholly-owned Subsidiary of the Lead Borrower, (ii) that is permitted under applicable Laws, (iii) of an amount and type customarily carried by Persons engaged in the same or similar business and operating in the same or similar locations, (iv) with respect to which the Lead Borrower has provided the Administrative Agent notice of activation of such program at least 30 days prior to such program becoming effective, and (v) that otherwise satisfies the requirements set forth in Section 6.07; provided, however, that no self- insurance program may directly insure all or any portion of the Collateral unless (x) such self-insurance program satisfies the foregoing requirements and (y) the Collateral Agent (in consultation with the Arrangers) consents in writing (such consent not to be unreasonably withheld or delayed) to the form and substance of such self-insurance program; and (b) with respect to worker’s compensation that is permitted under applicable Laws and of an amount and type customarily carried by Persons engaged in the same or similar business and operating in the same or similar locations.

"Permitted Senior Debt" means Indebtedness of the Lead Borrower evidenced by senior notes or similar instruments and any guaranty obligations of the Lead Borrower's Subsidiaries (other than Immaterial Subsidiaries) with respect thereto, in any aggregate principal amount of up to $750,000,000, all pursuant to an indenture and guaranty agreements, as applicable, and on terms and conditions reasonably acceptable to the Administrative Agent, the majority of the Arrangers and the Required Lenders, such terms and conditions to include, but not be limited to the following:

(a)           no portion of the principal of such Indebtedness shall be required to be paid, whether by stated maturity, mandatory or scheduled prepayment or redemption or otherwise, prior to the date that is 180 days after the Maturity Date, other than in the event of (i) a default under such Indebtedness, (ii) a change of control of the Lead Borrower or (iii) certain asset sales in each case, subject to the standstill and the lien subordination provisions described in clause (d) below;

(b)           such Indebtedness may be secured by a first priority Lien on Excluded Assets only and a second priority Lien on any Collateral (provided the Administrative Agent for the benefit of the Secured Parties is granted a second priority Lien on all Excluded Assets securing such Indebtedness);

(c)           the documents, instruments and other agreements pursuant to which such Indebtedness shall be issued or outstanding shall not be more restrictive than those contained in this Agreement or the other Loan Documents taken as a whole or conflict with or violate the covenants or otherwise create Defaults under this Agreement or the other Loan Documents; and

(d) such Indebtedness shall be subject to an intercreditor agreement acceptable to the Administrative Agent, the majority of the Arrangers and the Required Lenders addressing, among other things, (A) the priority of the Liens securing the Collateral and Excluded Assets and the payment of proceeds therefrom, (B) a standstill by the holders of such Indebtedness as to remedies against the Collateral, (C) waivers by the holders of such Indebtedness of rights to contest validity or priority of Liens of the Administrative Agent or the Lenders or object to dispositions of Collateral (including an affirmative agreement by such holders to release Liens of such holders in the event of a disposition of Collateral approved by the Administrative Agent and Required Lenders), (D) waiver of rights to object to the use of cash collateral or sale of Collateral, and restrictions on certain claims and actions, in any proceeding under any Debtor Relief Laws by the holders of such Indebtedness, and (E) restrictions on amendments to, or consents, waivers or other modifications with respect to, the documents evidencing such Indebtedness.

"Permitted Senior Seller Note Payments" means any payment or prepayment of the principal amount of the Senior Subordinated Seller Note permitted (a) pursuant to the terms thereof (including terms of subordination) as in effect on the Closing Date and (b) under Section 7.07.

"Permitted Tax Distribution" means the cash distributions in an aggregate amount of up to $50,000,000 made to one or more of the Sellers pursuant to the terms of the BNCB Purchase Agreement in respect of the income tax liability of the Sellers associated with the ordinary business income of BNCB through the Closing Date, notice of which shall be delivered pursuant to Section 6.02(g) hereof.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

"Platform" has the meaning specified in Section 6.02.

"Prepayment Event" means:

(a)           Any Disposition of any Inventory, Accounts or Mortgaged Property of a Loan Party, other than (i) sales of Inventory in the ordinary course of business and (ii) so long as no Trigger Period exists, a Disposition (or series of related dispositions) of Inventory, Accounts or Mortgaged Property resulting in Net Proceeds of $15,000,000 or less;

(b)           Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Mortgaged Real Estate of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent; or (ii) other than during a Trigger Period, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 270 days of the occurrence of the damage to or loss of the assets being repaired or replaced; or

(c)         The  issuance  by  a  Loan  Party  other  than  the  Lead  Borrower  of  any  Equity

Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance or in connection with any employee retention program, plan or agreement to any employee, director, or consultant

(including under any option plan), in each case under this clause (iii), in the ordinary course of business.

"Pro Forma Excess Availability" means, for any date of calculation, the pro forma average Availability for each Fiscal Month for the Measurement Period most recently ended prior to such date of calculation determined as if the applicable transaction or payment had been consummated as the beginning of such Twelve Month Period.

"Projected Excess Availability" means, for any date of calculation, the projected average Availability for each Fiscal Month during the Twelve Month Period immediately following such date of calculation.

"Public Lender" has the meaning specified in Section 6.02.

"Real Estate" means (i) all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of- way, and similar rights of a Loan Party or in favor of a Loan Party relating thereto and all leases, tenancies, and occupancies thereof and (ii) all Leases.

"Real Estate Eligibility Requirements" means, collectively, each of the following:

(a)           the applicable Borrower has executed and delivered to the Collateral Agent a Mortgage with respect to any Real Estate intended, by such Borrower, to be included in Eligible Real Estate;

(b)           such Real Estate is vacant land or used by a Borrower or a lessee or licensee of a Borrower for offices, as a Store or distribution center or for other purposes not prohibited by this Agreement or the other Loan Documents;

(c)           as to any particular property, the applicable Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(d)           the Collateral Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or marked-up title insurance commitments having the effect of a policy of title insurance) (the "Title Policies") in form and substance, with the endorsements reasonably required by the Collateral Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Collateral Agent, issued by First American Title Insurance Company, Fidelity Title Insurance Company or other title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid first priority Liens on the property described therein, subject only to Permitted Encumbrances set forth in Sections 7.01(a), (c) and (h), provided that with respect to any Liens for Taxes being contested in compliance with Section 6.04, such Liens are insured over by the applicable Title Policy and such other Liens as may be approved by the Collateral Agent in its Permitted Discretion;

(e)           the Collateral Agent shall have received: (i) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Title Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects that are Permitted Encumbrances listed in Section 7.01(h) or are reasonably acceptable to the Collateral Agent, or (ii) survey coverage either in the form of deleting or endorsing over a survey exception and by providing survey endorsements in form reasonably acceptable to the Collateral Agent (in either case, such surveys or evidence of deletion of or endorsement over being referred to herein as the "Surveys");

(f)           with respect to any Real Estate intended by any Borrower to be included in Eligible Real Estate, the Collateral Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Collateral Agent, from Environmental Resources Management or another environmental consulting firm reasonably acceptable to the Collateral Agent (each an "Environmental Assessment"), for such Real Estate to be included in Eligible Real Estate, the Collateral Agent may, upon the receipt of an Environmental Assessment, require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Environmental Assessment;

(g)           Borrower shall have delivered to the Collateral Agent (i) evidence of flood insurance, if required by applicable Law, that covers any parcel of improved Real Estate that is encumbered by a Mortgage in favor of the Collateral Agent, which insurance shall name the Collateral Agent as mortgagee and shall be in an amount and in such form that complies with the requirements under the National Flood Insurance Act or (ii) a flood zone certification that such parcel is not located in a flood zone and that such flood insurance is not required by applicable Law (in either case, "Flood Zone Certification");

(h)           the applicable Borrower shall have delivered such other information and documents as may be reasonably requested by the Agents to the extent necessary to comply with FIRREA ("FIRREA Documents");

(i)           no material waste, impairment, or deterioration of the “Property” (as defined in the Mortgages) shall have been committed and such Property shall not have been abandoned;

(j)           the applicable Borrower shall have delivered a favorable opinion of local counsel to the Loan Parties in the jurisdiction where such Real Estate is located, addressed to the Administrative Agent and the Lenders, as to such matters concerning such Borrower, the Mortgage and the Real Estate as the Administrative Agent may request in its Permitted Discretion; and

(k)           if requested by the Collateral Agent, the Borrower shall have delivered a commercially reasonable subordination, non-disturbance and attornment agreement, in form and substance acceptable to the Collateral Agent in its Permitted Discretion, with any tenants with respect to such Real Estate.

"Realty Reserves" means, without duplication of any other Reserve or items that are otherwise addressed or excluded thorough eligibility criteria, such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s Permitted Discretion, as reflecting (i) the impediments to the Agents’ ability to realize upon any Eligible Real Estate, or (ii) claims and liabilities that the Administrative Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon Eligible Real Estate.

"Receivables Reserves" mean such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Accounts Receivables, including, without limitation, reserves for dilution.

"Register" has the meaning specified in Section 10.06(c).

"Registered Public Accounting Firm" has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Reports" has the meaning provided in Section 9.12(b).

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to a conversion or continuation of Committed Loans, a Conversion/Continuation Certificate, (c) with respect to an LC Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

"Required Lenders" means, as of any date of determination, Lenders holding more than 50.0% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50.0% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Reserves" means all Inventory Reserves, Availability Reserves, Receivables Reserves and Realty Reserves.

"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or vice president or director of finance of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, provided that for the purposes of any Committed Loan Notice, Conversion/Continuation Notice, Letter of Credit Application and Swing Line Loan Notice, Responsible Officer shall also include any officer, director or manager of the treasury department of the Lead Borrower who is duly authorized to bind the Lead Borrower and with respect to whom the Administrative Agent has received an incumbency certificate. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, "Restricted Payments" with respect to any Person shall also include all payments made by such

Person with any proceeds of a dissolution or liquidation of such Person. For the avoidance of doubt, it is agreed that Permitted Tax Distributions shall not constitute a Restricted Payment except to the extent that such Permitted Tax Distribution shall exceed $50,000,000 and then only shall such incremental amount be considered a restricted payment.

"S&P" means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Secured Obligations" means all Obligations, all Guaranteed Obligations and all Other Liabilities.

"Secured Parties" has the meaning set forth in the Security Agreement.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

"Security Agreement" means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent.

"Security Documents" means the Security Agreement, the Blocked Account Agreements, the Securities Account Control Agreements, the DDA Notifications, the Credit Card Notifications, the Mortgages and each other security agreement or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Secured Obligations (including, without limitation, any Lien that may be granted from time to time upon all or any portion of the Excluded Assets).

"Sellers" means Leonard Riggio and Louise Riggio.

"Seller  Notes"  means  the  Junior  Subordinated  Seller  Note  and  the  Senior  Subordinated  Seller Note.

"Senior Subordinated Seller Note" means that certain Senior Subordinated Seller Note dated as of the date hereof by the Lead Borrower in favor of the Sellers in an original principal amount of $100,000,000 and having a maturity date of December 15, 2010, in the form of Exhibit N hereto.

"Settlement Date" has the meaning provided in Section 2.14(a).

"Shareholders’ Equity" means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

"Shrink" means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

"Solvent" and "Solvency" means, with respect to any Person on a particular date, that on such date (a) at fair valuation, the value of all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

"Specified Default" means any event or condition that constitutes, or with the passage of time would constitute, an Event of Default under any of clauses (a), (b) (solely with respect to Section 7.15), (f), (g), (k) or (l) of Section 8.01.

"Specified Indebtedness" means Permitted Senior Debt or Subordinated Indebtedness.

"Standby Letter of Credit" means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

"Stated Amount" means at any time the maximum amount for which a Letter of Credit may be honored.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Store" means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

"Subordinated Indebtedness" means (a) the Seller Notes and (b) other Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Secured Obligations and which is in form and on terms approved in writing by the Administrative Agent.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of a Loan Party.

"Super-Majority Required Lenders" means, as of any date of determination, Lenders holding more than 66.67% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66.67% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super-Majority Required Lenders.

"Surveys" has the meaning specified in the definition of Real Estate Eligibility Requirements.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

"Swing Line Loan" has the meaning specified in Section 2.04(a).

"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

"Swing Line Note" means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

"Swing Line Sublimit" means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Date" means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII or (iii) the termination of the Commitments in accordance with Section 2.06 hereof.

"Title Policy" has the meaning specified in the definition of Real Estate Eligibility Requirements.

"Total Outstandings" means the aggregate Outstanding Amount of all Loans and all LC Obligations.

"Trading with the Enemy Act" has the meaning set forth in Section 10.18.

"Trigger Event" means (a) the occurrence and continuance of an Event of Default, (b) the failure of the Borrowers to maintain Availability at least equal to the greater of (i) twenty percent (20.0%) of the Loan Cap or (ii) $135,000,000 and such failure shall continue for a period of five (5) or more consecutive calendar days or (c) the failure of the Borrowers maintain at all times Availability at least equal to seventeen percent (17.0%) of the Loan Cap. The failure under clauses (b) or (c) hereof is referred to herein as an "Availability Event".

"Trigger Period" means the period beginning upon the occurrence of a Trigger Event and ending on (a) if such Trigger Event arises as a result of an Event of Default, the date such Event of Default is waived in accordance with this Agreement, or (b) if such Trigger Event arises as a result of an Availability Event, the date Availability has equaled or exceeded the greater of (i) twenty percent (20.0%) of the Loan Cap or (ii) $135,000,000 for a period of forty-five (45) consecutive calendar days; provided, however, that if any Trigger Event shall have occurred and the resulting Trigger Period ended for any reason hereunder on three (3) occasions, the Trigger Period for any subsequent (fourth) Trigger Event shall be unlimited in duration and such Trigger Period shall continue for the remainder of the term of this Agreement.

"Trigger Period Compliance Certificate" has the meaning set forth in Section 6.02(a).

"Twelve Month Period" means any period of twelve (12) consecutive Fiscal Months taken as one accounting period.

"Type" means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

"UCC" or "Uniform Commercial Code" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "Uniform Commercial Code" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

"UFCA" has the meaning specified in Section 10.21(d).

"UFTA" has the meaning specified in Section 10.21(d).

"Unfunded Pension Liability" means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"United States" and "U.S." mean the United States of America.

"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

1.02           Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words

"asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the word "promptly" when used with respect to any action or delivery by any Loan Party shall mean as soon as reasonably possible, but no later than five (5) business days.

(b)           In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03       Accounting Terms

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or by the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07        Covenant Adjustments.

(a)           Covenant Acquisition Adjustments. Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Section 7.15 for any period (or a portion of a period) that includes the date of the consummation of any Permitted Acquisition, references to “Lead Borrower and its Subsidiaries” shall include each acquired Person, or lines of business, as applicable, and the EBITDA (and each other component of such financial covenant) of such acquired Person or line of business (such EBITDA to be formulated on the basis of the definition of Consolidated EBITDA set forth herein), as if the Acquisition had been consummated on the first day of any such period of measurement.

(b)           Covenant Disposition Adjustments. Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Section 7.15 for any period (or a portion of a period) that includes the date of any Disposition of a Subsidiary or line of business, as applicable, Consolidated EBITDA shall be determined on a historical pro forma basis to exclude the results of operations of such Subsidiary or line of business, as applicable so disposed.

1.09       Exclusion of Certain Subsidiaries. In no event shall Chelsea Insurance Company Ltd. be required to be a Loan Party.

1.10       Notices Generally. Unless otherwise expressly provided herein, any notice required to be provided by the Loan Parties shall be substantially in the form of notice attached as Exhibit O hereto.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01       Committed Loans; Reserves. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Committed Loan") to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate outstanding amount not to exceed at any time the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base, subject in each case to the following limitations:

(i)    after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii)   after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all LC Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment,

(iii)   the Outstanding Amount of all LC Obligations shall not at any time exceed the Letter of Credit Sublimit

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(b) As of the Closing Date, certain details of the calculation of the Borrowing Base (including Reserves and certain ineligible Collateral) are set forth in the form of Borrowing Base Certificate attached hereto as Exhibit F.

(c) The Administrative Agent shall (i) have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, and modify or eliminate Reserves, and (ii) so long as no Trigger Period shall exist, shall give the Lead Borrower two (2) Business Days prior written notice before any such change becomes effective.

2.02       Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) Each Committed Borrowing shall be made upon the Lead Borrower’s irrevocable (except as otherwise provided in Section 3.03) notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of LIBO Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of LIBO Rate Loans shall be in a principal amount of $5,000,000.00 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of Base Rate Loans shall be in a principal amount of not less than $500,000 and integral multiples of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Committed Loans to be borrowed, (iii) the Type of Committed Loans to be borrowed, and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice, then the applicable Committed Loans shall be made as Base Rate Loans. If the Lead Borrower requests a Borrowing of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are LC Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such LC Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Each conversion of Committed Loans from one Type to the other and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the

Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to the requested date of any conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(c) must be confirmed promptly by delivery to the Administrative Agent of a written Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each conversion to or continuation of Base Rate Loans shall be in a principal amount of not less than $500,000 and integral multiples of $100,000 in excess thereof. Each Conversion/Continuation Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a conversion of Committed Loans from one Type to the other or a continuation of LIBO Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be converted or continued, (iv) the Type of Committed Loans to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to give a timely notice of a conversion or continuation in a Conversion/Continuation Notice, then the applicable Committed Loans shall be converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Lead Borrower requests a conversion to or continuation of LIBO Rate Loans in a Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan. If no timely notice of a conversion or continuation in a Conversion/Continuation Notice is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in this Section 2.03(c).

(d)         The Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge, Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby, provided, that no such charge shall increase the time that any such Permitted Overadvance may remain outstanding. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Sections 2.05(c), 2.05(d) or 2.05(e). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(b) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)         Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Lenders.

(f)         The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)         After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Committed Loans.

(h) The Administrative Agent, the Lenders, the Swing Line Lender and the LC Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and the LC Issuer and each Lender shall be bound thereby; provided, however, that the Administrative Agent shall cease making Permitted Overadvances if so directed by the Required Lenders. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(e). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to "inadvertent Overadvances" (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

2.03       Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the LC Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Termination Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of (1) the Aggregate Commitments and (2) the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all LC Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the LC Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Any LC Issuer (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such LC Issuer, provided that (A) until the Administrative Agent advises any such LC Issuer that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the LC Issuer, such LC Issuer shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such LC Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such LC Issuer may agree. All

Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The LC Issuer shall not issue any Letter of Credit, if:

(A)      subject to Section 2.03(b)(iii), the expiry date of a requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the LC Issuer and the Administrative Agent each consent, in their sole discretion, to a later expiry date; or

(B)      the expiry date of a requested Commercial Letter of Credit would occur more than 180 days after the date of issuance or last extension, unless the LC Issuer and the Administrative Agent each consent, in their sole discretion, to a later expiry date; or

(C)      the expiry date of any requested Letter of Credit would occur after the fifth day prior to the Letter of Credit Expiration Date, unless such Letter of Credit is required to be (and at the applicable time is) Cash Collateralized on or prior to the thirtieth day prior to the Letter of Credit Expiration Date.

(iii)           The LC Issuer shall not issue any Letter of Credit without the prior consent of the Administrative Agent if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Letter of Credit, or any Law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the LC Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the LC Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the LC Issuer has entered into arrangements satisfactory to the LC Issuer with the Borrowers or such Lender to eliminate the LC Issuer’s risk with respect to such Lender.

(iv)           The LC Issuer shall not amend any Letter of Credit if the LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)           The LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the LC Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the LC Issuer by mail or fax (with a copy to the Administrative Agent) or online, consistent with past practice, in the form of a Letter of Credit Application, appropriately completed and signed (if delivered by mail or fax) by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the LC Issuer and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such other date and time as the Administrative Agent and the LC Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the LC Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the LC Issuer may require. Additionally, the Lead Borrower shall furnish to the LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the LC Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the LC Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has been notified thereof by the Borrowers. Unless the LC Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the LC Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Issuer's usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the LC Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all LC Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii)           If the Lead Borrower so requests in any applicable Letter of Credit Application, the LC Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the LC Issuer, the Lead Borrower shall not be required to make a specific request to the LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than twelve months following the Letter of Credit Expiration Date; provided, however, that the LC Issuer shall not permit any such extension if (A) the LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the LC Issuer not to permit such extension.

(iv)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the LC Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the LC Issuer shall notify the Lead Borrower and the Administrative Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the LC Issuer and the Lenders with respect to any such payment. Not later than 11:00 a.m. on the Business Day following the date of any payment by the LC Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrowers shall reimburse the LC Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the LC Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the LC Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the LC Issuer at the Administrative Agent’s Office in an amount in Dollars equal to its Applicable Percentage of the Dollar equivalent (as determined in good faith by the applicable LC Issuer) of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the LC Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the LC Issuer an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the LC Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)           Until each Lender funds its Committed Loan or LC Advance pursuant to this Section 2.03(c) to reimburse the LC Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the LC Issuer.

(v)           Each Lender’s obligation to make Committed Loans or LC Advances to reimburse the LC Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the LC Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the LC Issuer for the amount of any payment made by the LC Issuer under any Letter of Credit, together with interest as provided herein.

(vi)           If any Lender fails to make available to the Administrative Agent for the account of the LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the LC Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the LC Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the LC Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the LC Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of the LC Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)           At any time after the LC Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the LC Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the LC Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the LC Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the LC Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Borrowers to reimburse the LC Issuer for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         any payment by the LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi)         the fact that any Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the LC Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of LC Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the LC Issuer, and the LC Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the LC Issuer's willful misconduct or gross negligence, bad faith or the LC Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the LC Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and except as expressly stated above, the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)          Cash Collateral.  Upon the request of the Administrative Agent or the LC Issuer, (i) if the LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, or (ii) if, as of the thirtieth day prior to the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LC Obligations. The Borrowers hereby grant to the Collateral Agent a security interest in all such Cash Collateral and all proceeds thereof. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America except that, other than during the continuance of an Event of Default, Permitted Investments of the type listed in Section 7.02(b) may be made at the request of the Lead Borrower at the option and in the sole discretion of the Collateral Agent (and at the Borrowers’ risk and expense) and interest or profits, if any, on such investments shall accumulate in such account. If at any time the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all LC Obligations, the Borrowers will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Collateral Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the LC Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Secured Obligations.

(h)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the LC Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(i)           Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate for LIBO Rate Loans times the maximum daily amount available to be drawn under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all Letter of Credit Fees shall accrue at the Default Rate and thereafter such Letter of Credit Fees shall accrue at the Default Rate to the fullest extent permitted by applicable Laws.

(j)           Fronting Fee and Documentary and Processing Charges Payable to LC Issuer. The Borrowers shall pay directly to the LC Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, one-eighth of one percent (.125%), computed on the amount of such Letter of Credit, and payable upon the issuance thereof, and (ii) with respect to each standby Letter of Credit, one-eighth of one percent (.125%) per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the LC Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a "Swing Line Loan") to the Lead Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and LC Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all LC Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may in its discretion, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Lead Borrower at its office either by (i) crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds or (ii) wire transfer of such funds, in either case in accordance with instructions provided by the Lead Borrower to (and reasonably acceptable to) the Swing Line Lender.

(c)           Refinancing of Swing Line Loans.

(i)           Subject to the provisions of Section 2.14, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)           The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the Loan Cap, the Borrowers shall immediately prepay Loans, Swing Line Loans and LC Borrowings and/or Cash Collateralize the LC Obligations (other than LC Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the LC Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap.

(d)           During a Trigger Period, the Borrowers shall prepay the Loans in accordance with the provisions of Section 6.13 and, if an Event of Default shall have occurred and be continuing, Cash Collateralize the LC Obligations in accordance with the provisions of Section 2.03(g).

(e)           The Borrowers shall prepay the Loans and, if an Event of Default shall have occurred and be continuing, Cash Collateralize the LC Obligations in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event. The application of such amount to the prepayment of Loans and Cash Collateralization of the LC Obligations shall not reduce the Commitments.

(f)           Prepayments made pursuant to this Section 2.05, first, shall be applied ratably to the LC Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans that are Base Rate Loans, third, shall be applied ratably to the outstanding Committed Loans that are LIBO Rate Loans, fourth, if an Event of Default shall have occurred and be continuing, shall be used to Cash Collateralize the remaining LC Obligations; and, fifth, the amount remaining, if any, after the prepayment in full of all LC Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining LC Obligations in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the LC Issuer or the Lenders, as applicable.

2.06        Termination or Reduction of Commitments.

(a)           The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of LC Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b)           If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)           The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07       Repayment of Loans. On the Termination Date, the Borrowers shall cause all Secured Obligations to be Fully Satisfied.

2.08       Interest.

(a)           Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)          (i)      If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)      If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender, in accordance with its Applicable Percentage, a commitment fee, payable quarterly in arrears on the first Business Day of each Fiscal Quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period equal to the Applicable Commitment Fee Percentage times the average daily amount by which the Aggregate Commitments exceeded the Average Usage, in each case calculated on a per annum basis for the actual number of days elapsed in the Fiscal Quarter ending on the day immediately preceding the related payment date (or, if applicable, the actual number of days in the Fiscal Quarter to and including last day of the Availability Period). The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met.

(b)           Other Fees. The Borrowers shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10       Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11       Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the "Loan Account") in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Any failure to so attach or endorse, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note with appropriate indemnification provisions in form and substance reasonably satisfactory to the Borrowers and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Funding by Lenders; Presumption by Administrative Agent. (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent promptly shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including in contravention of the priorities of payment set forth in Section 8.03), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.03, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in LC Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Settlement Among Lenders.

(a)           The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans, shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the "Settlement Date") following the end of the period specified by the Administrative Agent.

(b)           The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15        Increase in Commitments.

(a)           Request for Increase. Provided no Event of Default then exists and no Default would arise therefrom, at any time and from time to time after the date that occurs ninety (90) days after the Closing Date, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $300,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Lead Borrower may make a maximum of six (6) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so (each an "Increased Commitment Lender"), whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)           Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made in this Section 2.15. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the LC Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent or its Affiliates, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders) (each such Eligible Assignee issuing a commitment and becoming a Lender, an "Additional Commitment Lender"), provided, however, that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $10,000,000.

(d)           Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Lead Borrower shall determine the effective date (the "Increase Effective Date") of such increase (such increase, a "Commitment Increase"). The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such Commitment Increase and the Increase Effective Date and on the Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e)           Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions, if necessary, adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and the Increased Commitment Lenders as the

Administrative Agent, the Lead Borrower, such Additional Commitment Lenders and such Increased Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Administrative Agent (or one or more of its Affiliates, as applicable) as the Lead Borrower and the Administrative Agent or such Affiliate may agree; (v) the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date with respect to the Loan Documents and the other documents, agreements and instruments then executed and the transactions contemplated thereby; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; and (vii) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05 to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.15).

(f)           Terms of Commitment Increase. Any Commitment Increase contemplated by the provisions of this Section 2.15 shall, except as provided in Section 2.15(e)(iii) and (e)(iv), bear interest and be entitled to fees and other compensation on the same basis as all other Commitments.

(g)           Conflicting Provisions. This Section 2.15 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER

3.01        Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided further, that the Borrowers shall not be required to pay any additional amounts with respect to income or tax or amounts owing to a Lender that (x) is a Foreign Lender and (y) has not delivered the forms required by Section 3.01(e).

(b)           Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and each LC Issuer, within three (3) Business Days after demand is made therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided, that the Borrower shall not be obligated to make any payment pursuant to this Section in respect of penalties, interest and other consequential liabilities attributable to any Taxes or Other Taxes if (i) written demand therefor has not been made by such Lender Party within 30 days from the date on which senior in-house legal counsel or the chief financial officer such Lender Party had actual knowledge of the imposition of Taxes or Other Taxes by the relevant taxing or Governmental Authority, (ii) such penalties, interest and other consequential liabilities, as a result of gross negligence or willful misconduct of such payee as determined by a final, non-appealable decision of a court of competent jurisdiction, have accrued after the date that Borrower indemnified or paid in full all amounts owing under this Section as of such date, or (iii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such payee, as determined by a final, non-appealable decision of a court of competent jurisdiction; provided, further, that the Loan Parties shall not be required to make any indemnification with respect to any Foreign Lender that has not complied in all material respects with Section 3.01(e). A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the LC Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)          duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)          duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds. If the Administrative Agent, any Lender or the LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out- of-pocket expenses of the Administrative Agent, such Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the LC Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the LC Issuer in the event the Administrative Agent, such Lender or the LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02       Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03       Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan , or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on LIBO Rate Loans.

(a)         Increased Costs Generally.  If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the LC Issuer;

(ii)      subject any Lender or the LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the LC Issuer); or

(iii)      impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the LC Issuer, the Borrowers will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Lead Borrower shall be presumptively correct absent manifest error. The Borrowers shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)           any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07       Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Secured Obligations hereunder.

3.08       Designation of Lead Borrower as Borrowers’ Agent.

(a)           Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)           Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Secured Obligations of each of the other Borrowers.

(c)           The Lead Borrower shall act as a conduit for each Borrower (including itself, as a "Borrower") on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01       Conditions of Initial Credit Extension. The obligation of the LC Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

 (i)           executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

 (ii)          a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent and the Arrangers may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)           copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent and the Arrangers may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of (i) Davis Polk & Wardwell LLP, counsel to the Loan Parties and (ii) such local counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender and as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent and the Arrangers may reasonably request (including, without limitation, with respect to enforceability, due authorization, perfection of the Liens in favor of the Collateral Agent and absence of conflicts with specified material agreements);

(vi)           a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii)           evidence that all insurance required to be maintained pursuant to the Loan Documents and, except for the endorsements specified on Schedule 4.01(a) hereto which shall be delivered no later than 15 days after the Closing Date, all endorsements in favor of the Collateral Agent required under the Loan Documents have been obtained and are in effect;

(viii)           a payoff letter from (A) Bank of America, N.A., as agent for the lenders under the Existing Credit Agreement and (B) Bank of America. N.A., as agents for the lenders under the Existing BCNB Credit Agreement, in each case satisfactory in form and substance to the Administrative Agent evidencing that each such credit facility has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations thereunder have been or concurrently with the Closing Date are being released;

(ix)           a certificate from the chief financial officer of the Lead Borrower, satisfactory in form and substance to the Administrative Agent, attesting to the Solvency of the Loan Parties on a Consolidated basis as of the Closing Date after giving effect to the transactions contemplated hereby;

(x)           except for the Securities Account Control Agreements specified on Schedule 4.01(b) hereto, which shall be duly executed and delivered no later than 15 days after the Closing Date, the Security Documents (other than the Mortgages), each duly executed by the applicable Loan Parties (it being understood that no Mortgages will be executed and delivered as of the Closing Date);

(xi)          all other Loan Documents, each duly executed by the applicable Loan Parties;

(xii)          results of searches or other evidence reasonably satisfactory to the Collateral Agent and the Arrangers (in each case dated as of a date reasonably satisfactory to the Collateral Agent and the Arrangers) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Collateral Agent and the Arrangers are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Collateral Agent and the Arrangers for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiii)         (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent and the Arrangers to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded, in each case, to the reasonable satisfaction of the Collateral Agent and the Arrangers, (B) the Blocked Account Agreements required pursuant to Section 6.13 hereof, and (C) control agreements with respect to the Loan Parties’ securities and investment accounts;

(xiv)       certified copies of each of the BNCB Acquisition Documents, including the Seller Notes, as amended and in effect on the Closing Date, duly executed by the parties thereto and in form and substance substantially the same as the form and substance of such agreements and documents dated August __, 2009 delivered to and approved by the Administrative Agent, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request; and

(xv)         such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.

(b)           The BNCB Acquisition shall have been consummated in accordance with the BNCB Acquisition Documents and in compliance with all applicable Laws and regulatory rules of any Governmental Authority.

(c)           After giving effect to (i) the consummation of the BNCB Acquisition, (ii) the first funding under the Loans, (iii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iv) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $400,000,000.

(d)           The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date and relating to the month ended on August 29, 2009, duly executed by a Responsible Officer of the Lead Borrower.

(e)           To event or condition has occurred since April 30, 2009, that could reasonably be expected, individually or in the aggregate, to constitute or have (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Lead Borrower, BNCB and their subsidiaries, taken as a whole; (ii) a material impairment of the ability of any Loan Party to perform its material obligations under any material Loan Document to which it is a party; or (iii) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any material Loan Document or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document or material BNCB Acquisition Document to which it is a party.

(f)           The Administrative Agent and the Arrangers shall have received and be reasonably satisfied with (i) the pro forma consolidated projected financial statements of the Lead Borrower and its Subsidiaries, giving effect to all elements of the BNCB Acquisition to be effected on or before the Closing Date, (ii) forecasts prepared by the Lead Borrower consisting of (A) pro forma consolidated balance sheets, income statements, and cash flow statements (including a projection of Availability) on a monthly basis through December 31, 2010, and (B) consolidated balance sheets, income statements, and cash flow statements (including a projection of Availability) on an annual basis thereafter through and including the year in which the Maturity Date occurs; and (iii) historical financial statements consisting of consolidated balance sheets, income statements, and cash flow statements (A) for the Lead Borrower and its Subsidiaries for Fiscal Quarter and Fiscal Month of the Lead Borrower ended August 1, 2009, and (B) for BNCB and its subsidiaries for fiscal quarter and fiscal month of BNCB ending August 1, 2009.

(g)           All necessary consents and approvals to the transactions contemplated hereby shall have been obtained.

(h)           After giving effect to the consummation of the BNCB Acquisition and the other transactions contemplated under this Agreement and the other Loan Documents on the Closing Date (including any Loans made or Letters of Credit issued hereunder), no Default shall exist.

(i)           All fees required to be paid to the Agents or the Arrangers on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(j)           The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act").

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02       Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Conversion/Continuation Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) and of each LC Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)           The representations and warranties of the Lead Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, (i) which are qualified by materiality shall be true and correct, and (ii) which are not qualified by materiality shall be true and correct in all material respects, in each case, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent consolidated statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the LC Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Conversion/Continuation Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and LC Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV are agreed to by the Administrative Agent; provided, however, that, if the Administrative Agent has actual knowledge that any Specified Default or any Event of Default under Section 6.13 shall have occurred and be continuing, the Administrative Agent shall cease making Committed Loans unless the Required Lenders otherwise direct in writing; provided, further, that the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01       Existence, Qualification and Power. Each Loan Party (a) is a corporation, limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own, lease or operate its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Permitted Encumbrances); or (d) violate any Law.

5.03       Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof to the extent specified in the Security Agreement) or (b) such as have been obtained or made and are in full force and effect.

5.04       Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05       Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated August 1, 2009, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all Material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Material Indebtedness.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 4.01(f) and Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that results may differ and that such differences may be material).

5.06       Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07       No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08       Ownership of Property; Liens. Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in or other rights to use or operate, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(a)           Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties. Schedule 5.08(b)(2) sets forth the address

(including street address, county and state) of the Leases of the Loan Parties, together with the name of the lessor and its contact information with respect to each such Lease as of the Closing Date. As of the Closing Date, each Lease set forth on Schedule 5.08(b)(2) is in full force and effect.

(b)           The personal property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.01, and Permitted Encumbrances. The real property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances, or, in the case of Real Estate included in the Borrowing Base, Permitted Real Estate Liens.

(c)           Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer, how held (directly or through a securities intermediary) and maturity, if any, thereof.

(d)           Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, holder, obligor or issuer and maturity thereof.

5.09       Environmental Compliance. Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each of the cases of (i), (ii), (iii) and (iv), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as otherwise set forth in Schedule 5.09, and except as could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect (i) none of the real properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Loan Parties, is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c)           Except as otherwise set forth on Schedule 5.09, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, other than any than as may have been required under Section 6.16(c) to maintain the value and marketability of any Eligible Real Estate or by any Governmental Authority or Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any Subsidiary thereof.

5.10       Insurance. The properties (including, without limitation, all Collateral) of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties (with the exception of Chelsea Insurance Company Ltd. so long as it is duly licensed by the appropriate Government Authority in its state of incorporation to conduct business as an insurer in such state and meets and maintains the appropriate capital requirements to maintain such licensure), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 , and, thereafter, each insurance policy reflected on an Accord Certificate or other evidence of insurance most recently delivered to the Administrative Agent in accordance herewith is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11       Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no material Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, be reasonably expected to have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement other than (i) the tax sharing agreement between Lead Borrower and Game Stop Corp. and (ii) the BNCB Acquisition Documents.

5.12       ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code is pending or in effect with respect to any Plan, except to the extent any failure to make such contribution would reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)      (i)      Except as set forth in Schedule 5.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except in each case to the extent the occurrence of any event described in the foregoing clauses (i) through (iv) could not reasonably be expect to have a Material Adverse Effect.

5.13       Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. As of the Closing Date, (a) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens, (b) except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary and (c) the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

5.14           Margin Regulations; Investment Company Act.

(a)           No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a "purpose credit" within the meaning of Regulations T, U, or X issued by the FRB.

(b)           None of the Loan Parties nor any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

5.15       Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) and prepared by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

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5.16       Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17       Intellectual Property; Licenses, Etc. (a) As of the effective date of the BNCB Acquisition and at all times thereafter, the Loan Parties and their Subsidiaries own, or possess the right to use, all the Intellectual Property that is reasonably necessary for the operation of their respective businesses, and (b) to the knowledge of any Responsible Officer, no Loan Party nor any Subsidiary has infringed upon any rights held by any other Person, in each case except as would not reasonably be expected to have a Material Adverse Effect.

5.18       Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18 no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition in each case which could individually or in the aggregate be reasonably expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which could, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound except as could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

5.19           Security Documents.

(a)           The Security Documents, other than any Mortgages, create in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in the Perfection Certificate. Upon such filings and/or the obtaining of "control," the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person, except in the case of Liens permitted under clauses (c), (d), (f), (h), (m) or (p) (with respect to Excluded Assets) of Section 7.01 hereof.

(b)           As of the date that any Real Estate is to be designated as Eligible Real Estate and included in the Borrowing Base, all Real Estate Eligibility Requirements (including delivery of all Mortgage Related Documents) have been met with respect to such Real Estate.

(c)           Each Mortgage, if any, as may be executed and delivered by any Borrower from time to time, creates in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, and enforceable Lien in the Mortgaged Property (as defined in applicable Mortgage), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the recording of each Mortgage with the appropriate Governmental Authorities and the payment of any mortgage recording taxes or fees, the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in such Mortgaged Property (including without limitation the proceeds of such Mortgaged Property) that may be perfected by such recording.

5.20        Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are, and will be, Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21        Deposit and Securities Accounts; Credit Card Arrangements.

(a)           Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of and contact person at the depository; (ii) the account number(s) maintained with such depository; and (iv) the identification of each Blocked Account Bank.

(b)           Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges for sales made by such Loan Party.

(c)           Annexed hereto as Schedule 5.21(c) is a list describing each securities account of the Loan Parties as of the Closing Date which schedule includes, with respect to each securities account, (i) the name and address of the Securities Intermediary, (ii) a description and value of all property held therein and (iii) the account numbers and name of such accounts.

5.22        Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23        Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any supplier which could reasonably be expected to have a Material Adverse Effect.

5.24       Storage Locations. There are no warehouse or other storage or distribution facilities leased by the Loan Parties (excluding Stores) in which, in the aggregate, more than $15,000,000 of Inventory is or may be located from time to time and with respect to which the Loan Parties have not caused to be delivered to the Administrative Agent a Collateral Access Agreements.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall not be Fully Satisfied, the Loan Parties shall, and (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) shall cause each Subsidiary to:

6.01       Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)           as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower's Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event within 30 days after the end of each Fiscal Month of each Fiscal Year (excluding the end of any Fiscal Month which is also the end of a Fiscal Quarter), a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower's Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)           as soon as available, but in any event not more than 60 days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries, as well as projected Availability, on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

The Administrative Agent and the Lenders acknowledge and agree that notwithstanding the allotted time periods for monthly delivery of financial statements and Compliance Certificates set forth in Section 6.01(c) and Section 6.02(b), the time periods for delivering such financial statements and Compliance Certificates for the months of April and May of each Fiscal Year shall be extended by 30 days for April and 15 days for May (each an "Extension Period"); provided that no prepayment of Indebtedness, Acquisition, Restricted Payment, Investment or other transaction or payment permitted hereunder based upon a calculation of Consolidated Fixed Charge Coverage Ratio or Consolidated Adjusted Fixed Charge Coverage Ratio shall be permitted during any Extension Period if the applicable financial statements and Compliance Certificates for such periods have not been delivered.

6.02        Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower which (among other things) includes a detailed calculation of the Consolidated Fixed Charge Coverage Ratio (regardless of whether a Fixed Charge Trigger Period exists), (ii) a certificate setting forth any change in generally accepted accounting principles used in the preparation of such financial statements and (iii) and a copy of management’s discussion and analysis with respect to such financial statements; provided, that (x) upon the occurrence of any event giving rise to a Fixed Charge Trigger Period or a Trigger Period, if no Compliance Certificate has been delivered thirty (30) or fewer days prior to such commencement date, the Lead Borrower immediately shall deliver to the Administrative Agent a Compliance Certificate signed by a Responsible Officer of the Lead Borrower which (among other things) shall include a detailed calculation of the Consolidated Fixed Charge Coverage Ratio as of the most recently ended Measurement Period (each, a “Trigger Period Compliance Certificate”) and (y) thereafter during any Fixed Charge Trigger Period or Trigger Period, the Lead Borrower shall deliver to the Administrative Agent, as soon as available but in any event within 30 days after the end of each Fiscal Month, a Trigger Period Compliance Certificate;

(b)           on the 15th day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) or such later Business Day as the Administrative Agent may agree in its reasonable discretion but not beyond the 20th day of any such Fiscal Month, a certificate in the form of Exhibit F (a "Borrowing Base Certificate") showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that during any Trigger Period, such Borrowing Base Certificate shall be delivered no later than the third Business Day (or, if agreed by the Administrative Agent in its reasonable discretion, the fourth Business Day) of each week; provided further that upon consummation of any Permitted Disposition of any Eligible Real Estate or Eligible Inventory (other than sales of Inventory in the ordinary course of business), in each case, constituting a Prepayment Event, upon request of the Administrative Agent, the Lead Borrower shall promptly furnish an updated Borrowing Base Certificate reflecting the Borrowing Base after giving effect to such Disposition;

(c)           no more than ten (10) Business Days after receipt thereof, copies of any detailed audit reports, final management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(d)           promptly upon the filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)          [reserved];

(f)           upon the renewal of any insurance policy of the Loan Parties, evidence of insurance reasonably satisfactory to the Collateral Agent, summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries, and as soon as available, but in any event within 30 days after such renewal, a certificate of such insurance coverage;

(g)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(h)           promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(i)           no less than five (5) Business Days prior to making any Permitted Tax Distribution, written notice regarding the Tax Distribution Amount (including any statements and calculations prepared or delivered in accordance with Section 2.04 of the BNCB Purchase Agreement).

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf at www.sec.gov or otherwise on an Internet or intranet website, if any, in each case to which each Lender and the Administrative Agent have access (whether a commercial, third- party website or whether sponsored by the Administrative Agent); provided that, the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor"; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

6.03       Notices. Promptly, unless expressly indicated otherwise, notify the Administrative Agent:

(a)           of the occurrence of (i) any Specified Default and (ii) upon a Responsible Officer obtaining actual knowledge thereof, any Default other than a Specified Default;

(b)           immediately upon obtaining actual knowledge thereof, any other Trigger Event or Fixed Charge Trigger Event;

(c)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(d)         of the occurrence of any ERISA Event;

(e)           any Disposition of Collateral or issuance of any Equity Interests that could reasonably be expected to give rise to a mandatory prepayment under Section 2.05(e);

(f)           any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g)           of the Public Accountants’ determination (in connection with its preparation of its report under Section 6.01(a))or the Lead Borrower's determination of the occurrence or existence of any Internal Control Event ;

(h)          of the formation or acquisition of any Subsidiary;

(i)           of any change in the name, corporate form or state of organization of any Loan Party or any change in the name or names under which any Loan Party’s Business is transacted

(j)           immediately upon receipt of notice thereof, of the filing of any Lien against any Loan Party for unpaid Taxes against any material portion of the Collateral;

(k)           of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(l)           of any notice of any material non-compliance with applicable Laws with respect to any “Property” (as defined in any Mortgages relating to Eligible Real Estate) which it receives or any pending proceedings in respect thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04       Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property (other than Permitted Encumbrances); and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Material Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien (other than Permitted Encumbrances) has been filed with respect thereto and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to establishing Reserves pursuant to this Agreement.

6.05       Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in any material respect in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) take all reasonable action to maintain all existing registrations of its Intellectual Property, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06        Maintenance of Properties. (a) Maintain (except for any maintenance required to be performed by the landlord, lessor or other property owner under any applicable Lease), preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) make all necessary repairs thereto and renewals and replacements thereof (except for any repairs, renewals or replacements required to be made by the landlord, lessor or other property owner under any applicable Lease) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties (other than a Permitted Self-Insurance Program), reasonably acceptable to the Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

(a)           Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent (and the Collateral Agent agrees, unless a Trigger Event is then continuing or the proceeds are required to be applied to the Obligations in accordance with Section 2.05(c) or 2.05(e), to deliver such insurance proceeds as the Lead Borrower may direct), (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent (and the Collateral Agent agrees, unless a Trigger Event is then continuing or the proceeds are required to be applied to the Obligations in accordance with Section 2.05(c) or 2.05(e), to deliver such insurance proceeds as the Lead Borrower may direct), (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Lead Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor.

(b)           None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(c)           Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a "Blanket Crime" policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Administrative Agent furnish the Administrative Agent certificates evidencing renewal of each such policy.

(d)           If at any time the area in which any Eligible Real Estate is located is designated (i) a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in an amount and form that complies with the requirements under the National Flood Insurance Act, or (ii) a "Zone 1" area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the Business.

(e)          Permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby, all at the Loan Parties’ expense.

6.08       Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws; and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09       Books and Records; Accountants.

(a)           (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)           At all times, retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and permit such Registered Public Accounting Firm to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent, provided that the Lead Borrower shall be given reasonable opportunity to be present and at participate in any such discussions between the Administrative Agent and the Registered Accounting Firm.

6.10        Inspection Rights.

(a)           Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm (once in any 12 month period or, during any Trigger Period, at the Administrative Agent’s reasonable discretion), all at the expense of the Loan Parties and at such reasonable times during normal business hours, upon reasonable advance notice to the Lead Borrower; provided, however, that during a Trigger Period, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)           After reasonable prior notice from the Administrative Agent, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the personal property included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves and (iii) the Real Estate included in the Borrowing Base and related financial information and Environmental Assessments. The Loan Parties shall pay the reasonable and documented fees and out-of-pocket expenses of the Administrative Agent or such professionals for such evaluations and appraisals (A) with respect to (b)(i) and (ii) above (1) other than during a Trigger Period, two (2) appraisals of the Loan Parties’ Inventory and two (2) commercial finance examinations during any calendar year and (2) during a Trigger Period, three (3) appraisals of the Loan Parties’ Inventory and three (3) commercial finance examinations during the calendar year in which such Trigger Period arose, and (B) with respect to (b)(iii) above, if Real Estate is then included in the Borrowing Base, up to one (1) such appraisal of such Eligible Real Estate during any calendar year, (C) all other commercial finance examinations and appraisals with respect to the Collateral (other than Real Estate) and up to one additional appraisal with respect to Eligible Real Estate, in each case undertaken at any time at the request of the Administrative Agent if required by applicable Law and (D) all commercial finance examinations and appraisals deemed necessary by the Administrative Agent and undertaken at the request of the Administrative Agent after the occurrence and the continuation of an Event of Default.

(c)           Permit the Administrative Agent, from time to time, to engage an independent engineer or other qualified environmental consultant or expert, reasonably acceptable to the Administrative Agent, at the reasonable expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of an Event of Default, or (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known  material release of any Hazardous Materials at or from any Eligible Real Estate, notification of which release must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any material complaint, order, citation or notice with regard to air emissions, water discharges, exposure to Hazardous Materials, or any other environmental or health or safety exposure matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the U.S. Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Eligible Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, as well as such other non-invasive investigations or analyses as are reasonably necessary for a determination of the compliance of the Eligible Real Estate and the use and operation thereof with all applicable Environmental Laws; provided, however, that the scope of any assessment undertaken under this provision shall be limited to that which is necessary to investigate the release, complaint, order, citation or notice which prompted the assessment. The Borrowers will, and will cause each of their Subsidiaries to, cooperate with the Administrative Agent and such third parties to enable such assessment to be timely completed in a manner reasonably satisfactory to the Administrative Agent, provided such assessment shall not unreasonably interfere with the ordinary business operations of the Loan Parties, their Subsidiaries or the Eligible Real Property.

6.11        Use of Proceeds. Use the proceeds of the Credit Extensions (a) to finance the BNCB Acquisition, (b) to refinance the Indebtedness of the Lead Borrower and its Subsidiaries under the Existing Credit Agreement, (c) to finance the acquisition of working capital assets of the Borrowers, including Permitted Acquisitions and the purchase of inventory and equipment, in each case in the ordinary course of business, (d) to finance Capital Expenditures of the Borrowers, and (e) for general corporate purposes of the Loan Parties, in each case to the extent permitted under applicable Law and the Loan Documents.

6.12        Additional Loan Parties; Additional Collateral; Further Assurances.

(a)           Each Loan Party shall cause (i) each of its Domestic Subsidiaries (other than any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 6.12)) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) any Domestic Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended fiscal quarter of the Lead Borrower has ceased to qualify as an Immaterial Subsidiary, to become a Borrower (an "Additional Borrower") within 15 days thereafter by executing a Joinder Agreement and simultaneously therewith grant Liens to the Collateral Agent, for the benefit of the Secured Parties in any property (subject to the limitations with respect to Real Estate set forth in paragraph (e) of this Section 6.12 and any other limitations set forth in the Security Agreement) of such Additional Borrower which would constitute Collateral if such Additional Borrower were already a Borrower party hereto, on such terms as may be required pursuant to the terms of the Collateral Documents. No Collateral of any Additional Borrower shall be considered for inclusion in the Borrowing Base until completion of a field examination and appraisal with results reasonably satisfactory to the Administrative Agent

(b)           Without limiting the foregoing but subject to the limitations with respect to Real Estate set forth in paragraph (e) of this Section 6.12, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable, and, if the Borrowers request, in their discretion and subject to satisfaction of the Real Estate Eligibility Requirements, to include any Real Estate in the Borrowing Base, including the delivery of the Mortgage Related Documents with respect to all such Real Estate), which may be required by law or which the

Administrative Agent or the Required Lenders may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties, it being agreed that no Collateral Access Agreements shall be required to be furnished with respect to leased Real Estate used as retail stores.

(c)           Subject to the limitations set forth or referred to in this Section 6.12, if any material personal property of the type constituting Collateral hereunder or under the Security Documents is acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien in favor of the Agent upon acquisition thereof), or if the Borrowers elect, in their discretion and subject to satisfaction of the Real Estate Eligibility Requirements, to include any Real Estate in the Borrowing Base, the Lead Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Lead Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties, such actions as shall be necessary or reasonably requested by Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Loan Parties (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable business judgment after consultation with the Lead Borrower).

(d)           If, at any time and from time to time after the Effective Date, Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5.0% of consolidated total assets as of the end of the most recently ended fiscal quarter of the Lead Borrower or more than 5.0% of gross revenue for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Lead Borrower, then the Lead Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period not to exceed 60 days after such date as may be agreed to by the Administrative Agent in its reasonable discretion), cause one or more such Subsidiaries to become Borrowers (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(e)           Notwithstanding anything to the contrary in this Section 6.12, no Real Estate shall be required to be subject to a Mortgage unless the Borrowers elect, in their discretion and subject to satisfaction of the Real Estate Eligibility Requirements, to include such Real Estate in the Borrowing Base.

(f)           Notwithstanding anything to the contrary contained herein, the Loan Parties shall not be required to include as Collateral any Excluded Assets unless the holders of any Permitted Senior Debt request a second priority Lien upon the existing Collateral, in which case the Loan Parties shall grant to the Collateral Agent, for the benefit of the Credit Parties, a second priority Lien in and to the Excluded Assets pursuant to an intercreditor agreement and/or Security Documents acceptable to the Agents and the Required Lenders.

(g)           In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13        Cash Management.

(a)           Deliver to the Administrative Agent:

(i)           on or prior to the Closing Date (or such later date, not later than 90 days after the Closing Date, as the Administrative Agent, in its sole discretion, may agree in writing prior to the Closing Date), copies of notifications (each, a "DDA Notification") substantially in the form attached hereto as Exhibit K which have been executed on behalf of such Loan Party with respect to each depository institution listed on Schedule 5.21(a);

(ii)           on or prior to the Closing Date (or such later date, not later than 90 days after the Closing Date, as the Administrative Agent, in its sole discretion, may agree in writing prior to the Closing Date), copies of notifications (each, a "Credit Card Notification") substantially in the form attached hereto as Exhibit L which have been executed on behalf of such Loan Party with respect to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b);

(iii)           on or prior to the Closing Date (or such later date, not later than 90 days after the Closing Date, as the Administrative Agent, in its sole discretion, may agree in writing prior to the Closing Date), a fully executed Blocked Account Agreement with respect to the Concentration Account identified as of the Closing Date; and

(iv)           on or prior to the date that occurs 90 days after the Closing Date, fully executed Blocked Account Agreement satisfactory in form and substance to the Agents with each Blocked Account Bank (collectively, the "Blocked Accounts") identified by the Agents.

Each DDA Notification and Credit Card Notification shall be held by the Administrative Agent until the occurrence of a Trigger Event. After the occurrence and during the continuance of a Trigger Event, the Administrative Agent may (and, at the request of the Required Lenders, shall) deliver each such DDA Notification and Credit Card Notification to the applicable depository institution and credit card processor.

(b)           The Loan Parties shall transfer by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Secured Obligations) to a Blocked Account all amounts on deposit in each such DDA (provided that such covenant shall not apply to (i) minimum balances as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained or (ii) if greater, any amounts maintained by the Loan Parties in such DDAs (and other DDAs, with the consent of the Collateral Agent, not to be unreasonably withheld) in the ordinary course of business consistent with the past practice) and all payments due from credit card processors.

(c)           During any Trigger Period, with respect to Blocked Accounts of any Loan Party other than the BNCB Loan Parties, each Blocked Account Agreement (other than with respect to any BNCB Blocked Account) shall require the transfer by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Secured Obligations) to one of the concentration accounts designated by the Administrative Agent (collectively, the "Concentration Accounts"), of all cash receipts and collections, including, without limitation, the following:

(i)         all available cash receipts from the sale of Inventory and other Collateral;

(ii)        all proceeds of collections of Accounts;

(iii)      all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any Prepayment Event;

(iv)       the proceeds of all credit card charges;

(v)           the then contents of each DDA (net of any minimum balance, not to  exceed the Maximum DDA Balance, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained).

(d)           During any BNCB Standstill Period with respect to any BNCB Party, (i) the Blocked Account Agreement with respect to each applicable BNCB Blocked Account shall not require any transfer of any cash receipts or collections, and (ii) each BNCB Loan Party covenants and agrees to transfer to a Concentration Account by ACH or wire transfer no less frequently than daily all amounts on deposit in each such BNCB Blocked Account in excess of amounts that BNCB reasonably deems to be necessary to satisfy projected buy-back obligations under the Permitted Buy-Back Program at each Store. In addition to inspection rights permitted under Section 6.10, the Administrative Agent shall have the right, upon reasonable prior notice to the Lead Borrower, to audit and or evaluate, or to cause professionals retained by the Administrative Agent to audit and/or evaluate, BNCB’s compliance with this Section 6.13(d), and the Loan Parties shall pay the reasonable and documented expenses of the Administrative Agent or such professionals for such audits and evaluations.

(e)           If the Borrowers fail to maintain Availability of at least sixteen percent (16.0%) of the Loan Cap at any time, then the Borrowers covenant and agree that the BNCB Loan Parties will establish one or more special operating accounts (“BNCB Trigger Period Accounts”) that can only be funded with Borrowings of Committed Loans in accordance with clause (g) of this Section 6.13.

(f)           During any BNCB Trigger Period, each BNCB Blocked Account Agreement shall require the transfer by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Secured Obligations) to a Concentration Account of all cash receipts and collections, including, without limitation, the following:

(i)           all available cash receipts from the sale of Inventory and other Collateral;

(ii)           all proceeds of collections of Accounts;

(iii)          all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any Prepayment Event;

(iv)         the proceeds of all credit card charges;

(v)           the then contents of each DDA (net of any minimum balance, not to exceed the Maximum DDA Balance, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained).

(g)           During any BNCB Trigger Period, Borrowings of Committed Loans may be deposited in BNCB Trigger Period Accounts and the amounts on deposit in such BNCB Trigger Period Accounts may only be applied to fund Permitted Buy-Back Programs or, upon the expiration of the applicable Permitted Buy-Back Programs or the occurrence of an Event of Default, to the prepayment of the Obligations then outstanding under and in accordance with the Credit Agreement; provided, that, except as otherwise provided in Section 8.03, upon payment in full of such outstanding Obligations, any remaining amounts will be released and transferred to a deposit account of the BNCB Loan Parties as the Lead Borrower shall direct.

(h)           The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Secured Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent. During the continuation of a Trigger Event, the amounts deposited into the Concentration Account shall be applied to the prepayment of the Obligations then outstanding; provided, that, except as otherwise provided in Section 8.03, upon payment in full of such outstanding Obligations, any remaining amounts will be released and transferred to a deposit account of the Loan Parties as the Lead Borrower shall direct and the existence of a Trigger Event (other than as a result of the occurrence of an Event of Default) shall not, in and of itself, impair the right of the Borrowers to Committed Loans in accordance with the terms hereof.

(i)           Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.14       Information Regarding the Collateral. Furnish to the Administrative Agent at least thirty (30) days (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, and any office in which it maintains a material portion of its books or records relating to Collateral owned by it; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. For the avoidance of doubt, trade names shall not include any non “Barnes & Noble” branded college bookstores so long as no Accounts were created using such other trade names.

6.15        Physical Inventories.

(a) Prior to an Event of Default, cause one (1) physical inventory to be undertaken in each twelve month period at the Loan Parties’ Stores, at the expense of the Loan Parties, and periodic cycle counts at the Loan Parties’ distribution centers, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Collateral Agent in its Permitted Discretion and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Collateral Agent. The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party at any Material Storage Location and up to eight (8) Stores reasonably selected by the Collateral Agent. The Lead Borrower, within forty-five (45) days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) following the fiscal month in which completion of such inventory occurs, shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)           The Collateral Agent, in its discretion, if any Default exists, may cause additional such inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).

6.16       Environmental Laws. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) conduct its operations and keep and maintain its Eligible Real Estate in material compliance with all Environmental Laws and environmental permits; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Eligible Real Estate or to otherwise comply with Environmental Laws pertaining to any of its Eligible Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17       Compliance with Terms of Leases. Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect, provided, however, that the termination of any Lease by the counterparty pursuant to any right of termination (other than upon default by any Loan Party) under such Lease shall not constitute a breach of this covenant.

6.18       Material Contracts. Perform and observe all the material terms and provisions of each Material Contract, other than any Leases, to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.19       Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412 of the Code.

6.20       Internal Control Events. Upon notification from the Administrative Agent to the Lead Borrower that the Required Lenders require remediation of any Internal Control Event of which they have received notice pursuant to Section 6.03(g) or as reported in any report delivered pursuant to Section 6.01(a), remediate or cause to be remediated such Internal Control Event, and to test and confirm such remediation, not later than the end of the time period reasonably agreed by the Required Lenders with the Lead Borrower as necessary for such remediation (the "Remediation Period"). It is understood that the Remediation Period will require a sufficient period of time to permit testing required by the relevant Securities Laws.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall not be Fully Satisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01       Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, (i) with respect to any Eligible Real Estate encumbered by a Mortgage in favor of the Collateral Agent, the Liens referred to in Schedule B of the Title Policy insuring the Collateral Agent’s interest under such Mortgage and (ii) as to all of the above, the following (each of the following, a "Permitted Encumbrance"):

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or  extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted by Section 7.03(b);

(c)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(e)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(f)           Landlords’ and lessors’ Liens in respect of rent not in default

(g)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           Liens relating to Real Estate consisting of easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property and interests of tenants, subtenants, licensees and other occupants, only as tenants, subtenants, licensees or other occupants, as applicable, under any lease, sublease, license agreement, or other occupancy agreement, in each case, imposed by law or arising in the ordinary course of business that do not secure any Indebtedness and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(i)           Liens in respect of judgments for the payment of money that would not constitute an Event of Default under Section 8.01(h);

(j)           Liens on fixed or capital assets acquired by any Loan Party which are permitted under Section 7.03(c) so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(k)           possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)            [reserved];

(m)          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(n)           Liens arising from precautionary UCC filings regarding "true" operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(o)           voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(p)           Liens securing Indebtedness under the Permitted Senior Debt, provided that (i) the holders of such Indebtedness shall only be granted first priority Liens upon the Excluded Assets and (ii) if the holders of such Indebtedness are granted a Lien upon all or any portion of the Collateral, (A) such Lien shall be subject and subordinate to the Liens upon the Collateral under the Loan Documents and (B) the Loan Parties shall grant to the Collateral Agent, for the benefit of the Credit Parties, a security interest (which may be subordinate to the Lien in favor of the holders of the Permitted Senior Debt) in and to all property and assets (including without limitation Excluded Assets) on which the holders of the Permitted Senior Debt are granted a first priority Lien pursuant to an amendment to the Security Agreement and/or such other security instruments in form and substance acceptable to the Required Lenders;

(q)           Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(r)           Liens in connection with any sale-leasebacks permitted by clause (g) of Section 7.05; provided that no such Lien shall extend to cover any property or asset of such Loan Party other than the lease entered into in connection with any such sale-leaseback;

(s)           Liens consisting of cash deposits in an amount not to exceed $10,000,000 securing the obligations of the Borrowers under Bank Products permitted under Section 7.03(d);

(t)           in connection with the sale or transfer of all of the Equity Interests of a Subsidiary in a transaction permitted by Section 7.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(u)           in the case of a Subsidiary that is not a wholly-owned Subsidiary, any put and call arrangements related to its Equity Interests set forth in its Organizational Documents or any related joint venture or similar agreement; and

(v)           Liens on Excluded Assets securing other Permitted Indebtedness under Section 7.03(k) that does not exceed $25,000,000 in the aggregate in addition to those Liens permitted by Section 7.01(a) through (u), provided that, if requested by the Administrative Agent, the holder of such Lien first enters into an intercreditor agreement reasonably satisfactory to Administrative Agent providing for or protecting the right of the Agents to dispose of, or otherwise enforce Liens upon, the Collateral.

7.02       Investments. Make any Investments, except for the following (each a "Permitted Investment"):

(a)           Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(b)           Investments by the Lead Borrower or its Subsidiaries in the form of (i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (ii) notes, bonds or other obligations of states, counties, and municipalities of the United States that are rated not less than MIG1 or VMIG1; (iii) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank or trust company that (1) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) is a Foreign Bank that has an agency, branch or representative bank with a domestic U.S. license and (2) issues (or the parent of which issues) commercial paper rated at least "Prime-1" (or the then equivalent grade) by Moody’s or at least "A-1" (or the then equivalent grade) by S&P and (D) has combined capital and surplus of at least $40,000,000,000 (or $50,000,000,000 in the case of any such Foreign Bank), in each case with maturities of not more than 180 days from the date of acquisition thereof; (iv) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody’s or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; (v) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (iii) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; (vi) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (i) through (v) above;

(c)           advances to officers, directors and employees of the Lead Borrower and the other Loan Parties in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes.

(d)          (i)    Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, and (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)           Guarantees constituting Permitted Indebtedness;

(g)          Investments constituting Permitted Acquisitions;

(h)          at  any  time  after  Chelsea  Insurance  Company  Ltd.  becomes  an  active  self-insurance Subsidiary of the Lead Borrower in connection with a Permitted Self-Insurance Program, Investments in Chelsea Insurance Company Ltd. not to exceed $25,000,000 in the aggregate;

(i)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)            Investments by any Loan Party in Swap Contracts permitted hereunder; and

(k)           without duplication of Investments permitted pursuant to clauses (a) through (j) above, other Investments, provided that (i) no Default shall have occurred or shall arise as a result of such Investment, (ii) Projected Excess Availability and Pro Forma Excess Availability as of the date of consummation of such Investment will be equal to or greater than twenty percent (20.0%) of the Loan Cap, (iii) the Consolidated Fixed Charge Coverage Ratio, on a pro-forma basis for the Measurement Period immediately prior to such Investment, will be equal to or greater than 1.1 to 1.0 and (iv) the Lead Borrower shall have delivered written certification as to satisfaction, and a reasonably detailed calculation, of items (i), (ii) and (iii) above five (5) Business Days prior to the date of such Investment;

provided, however, that notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Trigger Event, no such Investments specified in clause (b) shall be permitted unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments shall be pledged to the Collateral

Agent as collateral for the Secured Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

7.03        Indebtedness; Disqualified Stock. Issue Disqualified Stock or create, incur, assume, guarantee, suffer to exist, issue or otherwise become or remain liable with respect to, any Indebtedness, except the following ("Permitted Indebtedness"):

(a)           the Secured Obligations;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any  Permitted Refinancings thereof;

(c)           Indebtedness of any Loan Party to any other Loan Party and guaranties by any Loan Party of any Indebtedness of any other Loan Party otherwise permitted hereunder;

(d)           obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non- defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that the aggregate notional amount of all such Swap Contracts shall not exceed $250,000,000 at any time outstanding;

(e)           without duplication of Indebtedness described in clause (g) of this definition, purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $100,000,000 at any time outstanding and provided, further, that, if requested by the Collateral Agent with respect to any Material Storage Location or any other warehouse or other leased storage or distribution facility in which $10,000,000 or more of Inventory is or may be located from time to time, the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Collateral Agent;

(f)           Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(g)           Indebtedness with respect to the deferred purchase price for any Permitted Acquisition other than the BNCB Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Secured Obligations on terms reasonably acceptable to the Agents;

(h)           Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred in contemplation of such Person’s becoming a Subsidiary of a Loan Party) and any Permitted Refinancing thereof;

(i)           Indebtedness under the Seller Notes and any Permitted Refinancing thereof;

(j)           the Permitted Senior Debt and any Permitted Refinancing thereof;

(k)          other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(l)           Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty insurance or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business; and

(m)           Indebtedness owed in respect of any overdrafts and related liabilities arising from Cash Management Services or any other treasury, depositary and cash management services or in connection with any ACH transfer of funds.

7.04       Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)           any Subsidiary may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)           in connection with a Permitted Acquisition, any Subsidiary may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) if such Subsidiary is a Subsidiary of a Loan Party, the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person.

7.05           Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except the following (each a "Permitted Disposition"):

(a)           Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value;

(b)          Dispositions of Inventory in the ordinary course of business;

(c)           with respect to BNCB and its Subsidiaries, Store closings (including the termination or non-renewal of any applicable Lease or contract), bulk sales or other dispositions of the Inventory of a Loan Party conducted in orderly fashion in accordance with the applicable Store contract or otherwise and otherwise typical for the college bookseller industry (“Customary BNCB Dispositions”), provided, that any other Store closures and related Inventory dispositions that are not Customary BNCB Dispositions shall be permitted hereunder so long as such closures and dispositions shall not exceed (i) in any Fiscal Year of the BNCB and its Subsidiaries, ten percent (10.0%) of the number of such Loan Parties’ Store contracts as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, twenty-five percent (25.0%) of the number of such Loan Parties’ Store contracts in existence as of the Closing Date (net of new Store openings); provided, further, that all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 hereof;

(d)           with respect to the Lead Borrower and its Subsidiaries (other than BNCB and its Subsidiaries), Store closings (including the termination or non-renewal of any applicable Lease or contract), bulk sales or other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection such Store closings, at arm’s length, provided, that (i) such Store closures and related Inventory dispositions shall not exceed (A) in any Fiscal Year of the Lead Borrower and such Subsidiaries, ten percent (10.0%) of the number of such Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (B) in the aggregate from and after the Closing Date, twenty- five percent (25.0%) of the number of such Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings, and (ii) in all events, all sales of Inventory in connection with any such Store closings (in a single or series of related transactions) of between 7.5% and 10.0% of the number of such Loan Parties’ Stores then in existence, either (A) shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents or (B) if not conducted in accordance with the preceding subclause (A) shall be permitted hereunder only so long as Projected Excess Availability after giving effect to each such transaction for the six fiscal months following the month in which such transaction took place shall be equal or greater than thirty percent (30.0%) of the Loan Cap; provided, further, that (x) all Net Proceeds received in connection therewith (including any Net Proceeds from the Disposition of the B. Dalton store chain in accordance with the following subclause (y)) are applied to the Obligations if then required in accordance with Section 2.05 hereof, and (y) the Borrowers shall be permitted to close the B. Dalton store chain or any portion thereof, and such closings shall not be included in the calculation of percentage of Store closings or otherwise be subject to subclauses (i) and (ii) of the preceding proviso;

(e)           non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(f)           sales, transfers and dispositions among Guarantors or by any Subsidiary that is not a Borrower to a Guarantor;

(g)           sales, transfers and dispositions among the Borrowers or by any Subsidiary that is not a Borrower to Borrower;

(h)           sales, transfers and dispositions by any Immaterial Subsidiary which is not a Loan Party to another Person;

(i)           as long as no Default then exists or would arise therefrom, sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the equity interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) such sale is made for fair market value, (B) to the extent that such sale constitutes a Prepayment Event, the Net Proceeds are utilized to repay the Obligations, and (C) in the case of any sale-leaseback transaction permitted hereunder with respect to any Material Storage Location or any other warehouse or other leased storage or distribution facility in which $10,000,000 or more of Inventory is or may be located from time to time, the Collateral Agent shall have received from such purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Collateral Agent;

(j)           any Disposition of Real Estate to a Governmental Authority as a result of the condemnation of such Real Estate so long as an amount equal to the Net Proceeds of such Disposition is utilized to repay the Loans and Cash Collateralize the LC Obligations if and to the extent then required in accordance with Section 2.05 hereof;

(k)           Dispositions of Excluded Assets in accordance with any intercreditor agreement or Security Documents applicable thereto;

(l)           termination or non-renewal of a Lease and granting a lease, sublease, license or other occupancy interest with respect to any owned Real Estate or any real property subject to a Lease, in each case, so long as such action could not reasonably be expected to result in Material Adverse Effect; or

(m)           as long as no Default exists or would arise therefrom and without duplication of Dispositions permitted pursuant to clauses (a) through (l) above, other Dispositions, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (m) shall not exceed $35,000,000 during any Fiscal Year of the Lead Borrower and if such Disposition constitutes a Prepayment Event, proceeds thereof are applied in accordance with Section 2.05(e).

7.06       Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)           each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b)           the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Lead Borrower may make cash dividends in an aggregate amount of up to $65,000,000 in any Fiscal Year to holders of common stock of the Lead Borrower, provided that Projected Excess Availability and Pro Forma Excess Availability as of the date of payment of such dividend shall be equal to or greater than twenty-five percent (25.0%) of the Loan Cap;

(d)           the Lead Borrower may pay other cash dividends on its common stock and repurchase, redeem or otherwise acquire Equity Interests issued by it if, after giving effect to such transaction or payment, (i) Projected Excess Availability and Pro Forma Excess Availability as of the date of consummation of such payment will be equal to or greater than twenty-five percent (25.0%) of the Loan Cap, (ii) the Consolidated Adjusted Fixed Charge Coverage Ratio, on a pro- forma basis for the Measurement Period immediately prior to such transaction or payment, will be equal to or greater than 1.25 to 1.00 and (iii) the Lead Borrower shall have delivered written certification as to and a reasonably detailed calculation of items (i), and (ii) above five (5) Business Days prior to the date of such transaction or payment; and

(e)           the Lead Borrower and each of its Subsidiaries may make Restricted Payments as consisting of dividends payable on vested or unvested common stock to its employees consistent with past practice and in an amount not to exceed $3,000,000 per annum.

7.07        Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy, in each case, prior to the scheduled maturity thereof in any manner any Indebtedness (other than Indebtedness under the Loan Documents), except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)           regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (including, without limitation, Specified Indebtedness);

(b)           the Lead Borrower may voluntarily prepay, redeem, purchase, defease or otherwise satisfy, in each case, prior to the scheduled maturity thereof in any manner any Permitted Indebtedness (including, without limitation, Specified Indebtedness) if, after giving effect to such payment, redemption, purchase, defeasance or other prepayment transaction, (i) Projected Excess Availability and Pro Forma Excess Availability as of the date of consummation of such payment will be equal to or greater than twenty-five percent (25.0%) of the Loan Cap, (ii) the Consolidated Adjusted Fixed Charge Coverage Ratio, on a pro-forma basis for the Measurement Period immediately prior to such transaction or payment, will be equal to or greater than 1.25 to 1.00 and (iii) the Lead Borrower shall have delivered written certification as to and a reasonably detailed calculation of items (i) and (ii) above five (5) Business Days prior to the date of such transaction or payment, it being agreed and understood that this clause (b) shall not prohibit the voluntary prepayment of Specified Indebtedness to the extent otherwise permitted by clause (c) of this Section 7.07);

(c)           voluntary prepayments, repurchases, redemptions or defeasances of Specified Indebtedness in an aggregate amount not exceeding $250,000,000, as long as (i) Projected Excess Availability and Pro Forma Excess Availability as of the date of consummation of such payment will be equal to or greater than fifty percent (50.0%) of the Loan Cap, and (ii) the Lead Borrower shall have delivered written certification as to satisfaction, and a reasonably detailed calculation, of item (i) above five (5) Business Days prior to the date of such prepayment; and

(d)          Permitted  Refinancings  of  certain  Permitted  Indebtedness  in  accordance  with Section 7.03.

For the avoidance of doubt, it is understood and agreed that any payment made in respect of Subordinated Indebtedness shall not be in violation of any subordination terms of any Subordinated Indebtedness.

7.08        Change in Nature of Business. Engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related, incidental or complimentary thereto.

7.09        Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to a transaction between or among the Loan Parties not prohibited hereunder.

7.10        Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Secured Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under and in accordance with clauses (e) (solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness), (g), (h) (solely to the extent any such negative pledge relates to the Subsidiary acquired pursuant to a Permitted

Acquisition), (j) (so long as such negative pledge permits Liens in accordance with Section 7.01(p) and any intercreditor agreement applicable to the Permitted Senior Debt) or (k) (solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness) of Section 7.03; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that (x) the foregoing shall not apply to restrictions and conditions imposed by applicable Law, (y) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary permitted hereunder pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and (z) clause (a)(iv) of this Section shall not apply to customary provisions in leases restricting the assignment thereof or the granting of a leasehold mortgage thereon.

7.11        Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.12       Amendment of Organizational Documents or Material Indebtedness. Amend, modify or waive (a) its Organization Documents in a manner materially adverse to the Credit Parties (it being understood that any modification of the Organizational Documents of any Loan Party for the purpose of changing its Fiscal Year in accordance with Section 7.13(a) shall not be considered materially adverse to the Credit Parties) or (b) any Loan Party’s rights under the Seller Notes or any other Material Indebtedness, in each case to the extent that such amendment, modification or waiver (i) would violate, or compliance with which could reasonably be expected to result in the violation of, any Loan Document, (ii) otherwise could reasonably be expected to be materially adverse (in the reasonable determination of the Lenders) to the interests of the Credit Parties, taken as a whole, or (iii) could be reasonably expected to have a Material Adverse Effect. For the avoidance of doubt, a change in the jurisdiction of incorporation and/or the legal structure of BNCB (from a corporation to a limited liability company) undertaken in connection with the BNCB Acquisition shall be permitted under this Section 7.12, so long as such change is completed within 18 months of the consummation of the BNCB Acquisition.

7.13       Corporate Name; Fiscal Year.

(a)           Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP, except that the Loan Parties may change certain of their Fiscal Years once after the consummation of the BNCB Acquisition so that all the Loan Parties have the same Fiscal Year.

(b)           Effect or permit any change referred to in Section 6.14 unless (i) the Collateral Agent’s written acknowledgement that all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (or, if any Excluded Asset is added as Collateral in connection with the issuance of Permitted Senior Debt, a valid, legal and perfected second priority security interest on such Collateral, subject to Permitted Encumbrances) for its own benefit and the benefit of the other Credit Parties, and (ii) after giving effect to any change to the location of the Collateral, all Collateral shall be located within the United States.

7.14       Deposit Accounts; Credit Card Processors. Open new DDAs or Blocked Accounts, or enter into agreements with any credit card processors, unless the Loan Parties shall have delivered to the Collateral Agent appropriate Blocked Account Agreements, DDA Notifications or Credit Card Notifications, as appropriate, consistent with the provisions of Section 6.13 and otherwise reasonably satisfactory to the Administrative Agent; provided that the Borrowers shall be permitted to open new DDAs to the extent that such DDAs are sub-accounts of any DDA at a depository institution for which a DDA notification has already been delivered. Except as permitted hereby, no Loan Party shall maintain any bank accounts or enter into any agreements with credit card processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15       Consolidated Fixed Charge Coverage Ratio. During any Fixed Charge Trigger Period, permit the Consolidated Fixed Charge Coverage Ratio for any Measurement Period, calculated as of the last day of each month to be less than 1.10 to 1.00.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any LC Obligation (including by deposit of funds as Cash Collateral in respect of LC Obligations), or (ii) any interest on any Loan or on any LC Obligation, or any fee due hereunder, or (iii) within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.13 or Article VII; or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $35,000,000; or

(f)           Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding, or any Loan Party shall take any action to institute or effect any of the foregoing; or

(g)           Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 (to the extent not covered by independent third- party insurance as to which the insurer is rated at least "A" by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non- monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000 or which could reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000 or which could reasonably likely result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Cessation of Business. The Loan Parties, taken as a whole, shall take any action to suspend all or substantially all operations of their Business or liquidate all or a material portion of their assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or "Going-Out-Of-Business" sales of any material portion of its business; or

(m)          Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n)           Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the "Subordinated Provisions") shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner adverse to the interests of the Lenders (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)           declare the Commitments of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)           require that the Loan Parties Cash Collateralize the LC Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d)           whether or not the maturity of any of the Secured Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Secured Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default under Section 8.01(f) or Section 8.1(g), the obligation of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03      Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, LC Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Borrowings, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the LC Issuer, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including without limitation the Cash Collateralization of unliquidated indemnification obligations as provided in Section 10.04), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them

Tenth, to payment or Cash Collateralization (if agreed by the applicable Loan Parties and any Credit Party that is a provider of any Cash Management Services) of that portion of the Secured Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment or Cash Collateralization (if agreed by the parties to any Swap Contract) of all other Secured Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Amounts distributed with respect to any Secured Obligations attributable to Other Liabilities shall be equal to the lesser of (a) the applicable amount of such Other Liabilities last reported to the Administrative Agent or (b) the actual amount of such Other Liabilities as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such Other Liabilities, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Lender or its Affiliate providing such Bank Products or Cash Management Services. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such obligations last reported to it.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01         Appointment and Authority.

(a)           Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)           Each of the Lenders (in its capacities as a Lender), Swing Line Lender and the LC Issuer hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender and the LC Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as "collateral agent" and any co- agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents, as if set forth in full herein with respect thereto.

(c)           Each provider of Cash Management Services and/or Bank Products that is an Affiliate of a Lender but not a party to this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of this Article IX for itself and its Affiliates as if a “Lender” party hereto.

9.02          Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03          Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or the LC Issuer. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Agents shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Event of Default as they, or either of them, shall deem advisable in the best interest of the Credit Parties. In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04       Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05       Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.06       Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders, the LC Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and, so long as no Event of Default has occurred and is continuing, shall be reasonably acceptable to the Lead Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (b) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

9.07       Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other

Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Bookrunners, Joint Lead Arrangers, Co-Syndication Agents, Co-Documentation Agents or Co- Senior Managing Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or the LC Issuer hereunder.

9.09       Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer the Administrative Agent and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.

9.10       Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agents,

(a)           to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and all Secured

Obligations (other than contingent indemnification obligations for which no claim has been asserted) becoming Fully Satisfied and the expiration or termination of all Letters of Credit or the Cash Collateralization of any LC Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) with respect to any Lien upon any Excluded Asset, in accordance with the terms and conditions of any intercreditor agreement and Security Documents applicable thereto, or (iv) with respect to any Liens on property constituting less than all or substantially all of the Collateral, if approved, authorized or ratified in writing by the Required Lenders;

(b)          to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (j) of Section 7.01; and

(c)           to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11       Notice of Transfer.

The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Secured Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12       Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)           agrees to furnish the Administrative Agent during any Trigger Period (and thereafter at such frequency as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b)           is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the "Reports");

(c)           expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

(e)           agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who obtain all or part of any Report through the indemnifying Lender.

9.13       Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent's instructions.

9.14       Indemnification of Agents. The Lenders shall indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15       Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.16       Defaulting Lender.

(a)           If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Applicable Percentage of any Loans, expenses or setoff or purchase its Applicable Percentage of a participation interest in the Swing Line Loans or LC Borrowings and such failure is not cured within two (2) Business Days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other

Credit Parties, the Loan Parties or any other party at law or in equity, and not in limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision- making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, except as otherwise expressly provided in Section 10.01, (ii) at the Administrative Agent’s option, any and all payments otherwise payable to a Defaulting Lender from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, may be held by the Administrative Agent and readvanced to the Borrowers, the Swing Line Lender or any LC Issuer as the Defaulting Lender’s Applicable Percentage of any Borrowing or required funding of a participation in Swing Line Loans or Letters of Credit and (iii) without limiting the provisions of clause (ii), a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i), (ii) and (iii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

(b)           Any non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such purchase of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c)           Each Defaulting Lender shall indemnify the Administrative Agent and each non- Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE X
MISCELLANEOUS

10.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Article IV without the written consent of each Lender;

(b)           extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for (i) any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written Consent of each Lender directly affected thereby, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of each Lender directly affected thereby; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;

(f)           change any provision of this Section or the definition of "Required Lenders", "Super-Majority Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(g)           except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(h)           except for Permitted Dispositions and as otherwise expressly permitted in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(i)           increase the advance rates set forth in the definition of the term "Borrowing Base" without the written Consent of each Lender, without limitation of clause (j) below;

(j)           modify (i) any component (other than advance rates or Reserves) of the Borrowing Base, including eligibility criteria, in any manner that would increase availability thereunder or (ii) the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of the Super-Majority Required Lenders;

(k)           modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Overadvance without the written Consent of each Lender; or

(l)           except as otherwise expressly permitted herein or in any other Loan Document, subordinate the Secured Obligations hereunder to any other Indebtedness, and, except for any intercreditor agreement approved by the Required Lenders in connection with the issuance by any Loan Party of Permitted Senior Debt and except as otherwise expressly permitted herein or in any other Loan Document, subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (x) no Credit Party that is not a Lender, LC Issuer or Agent under this Agreement and (y) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that (A) the Commitment of any Defaulting Lender may not be increased or extended and (B) the outstanding Obligations owing to such Defaulting Lender shall not be reduced or forgiven, in each case without the consent of such Defaulting Lender.

If any Lender does not Consent (a "Non-Consenting Lender") to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02       Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or electronic communication (subject to clause (b) below) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Loan Parties, the Agents, the LC Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the "Agent Parties") have any liability to any Loan Party, any Lender, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of the Loan Parties, the Agents, the LC Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, the LC Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Agents, LC Issuer and Lenders. The Agents, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Conversion/Continuation Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03     No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. Subject to certain terms contained in the Fee Letter with respect to the parties to such Fee Letter, the Borrowers shall pay all Credit Party Expenses.

(b)           Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders. Without limiting the Lenders’ obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it, each Lender severally agrees to pay to the Agents (or any such sub-agent), the LC Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub- agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments. All amounts due under this Section 10.04 shall be payable no later than three (3) Business Days after demand therefor.

(f)           Survival. The agreements in this Section 10.04 shall survive the resignation of any Agent, the Swing Line Lender, and the LC Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05       Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

10.06     Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in LC Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A)of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and provided further that the Lead Borrower shall in all events be notified of an assignment (regardless of whether a Default or an Event of Default has occurred); and

(C) after giving effect to any such assignment, the aggregate amount of the remaining Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans held by the assigning Lender shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)           Required Consents. No consent to an assignment by a Lender shall be required for any assignment except to the extent required by subsection (b)(i)(B) and (b)(i)(C) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead

Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, any central bank or any other funding source; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as LC Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as LC Issuer and/or (ii) upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as LC Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as LC Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor LC Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as the case may be, and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07     Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any Federal Reserve Bank, any central bank or any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that, if lawful and practicable to do so under the circumstances, the Lead Borrower is given (with reasonable promptness) prior written notice of the request for production of such Information, except for Information provided to regulators in the ordinary course of bank regulatory oversight, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, "Information" means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08     Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Secured Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11     Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Secured Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to or under Section 10.04 hereof.

10.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14     Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR THE CONFLICT OF LAWS RULES THEREOF, BUT INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

(b)          SUBMISSION TO JURISDICTION. EACH LOAN PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH LOAN PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b). EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)         ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, except as otherwise agreed by the Lead Borrower and any Credit Party in writing, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) unless otherwise agreed by the Lead Borrower and any Credit Party in writing, none of the Credit Parties has assumed or will assume an advisory responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the

Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) no Credit Party has assumed or will assume an agency responsibility (except as may otherwise be agreed in writing by the Lead Borrower and any Credit Party) or fiduciary responsibility in any Loan Party's or its Affiliates’ favor with respect to any of the transactions contemplated hereby (including with respect to any amendment, waiver or other modification hereof or of any other Loan Document) or the process leading thereto (irrespective of whether any Credit Party has advised or is currently advising you or your affiliates on other matters); (v) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency (except for any agency responsibilities otherwise agreed by the Lead Borrower and any Credit Party in writing) or fiduciary duty.

10.17     USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18     Foreign Assets Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Patriot Act. Furthermore, none of the Borrowers or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.

10.19     Time of the Essence. Time is of the essence of the Loan Documents.

10.20     Press Releases. Subject to prior notification and consent by the Lead Borrower (which consent shall not be unreasonably withheld) to the form of advertising materials to be used from time to time, the Administrative Agent and any Lender shall be permitted to use a Loan Party’s name, product photographs, logo or trademark in any advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent or such Lender shall provide a draft of any advertising material to the Lead Borrower for review and comment reasonably prior to the initial publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21     Additional Waivers.

(a)          The Secured Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the Secured Obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)          The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Secured Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Secured Obligations after the termination of the Commitments).

(c)          To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Secured Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Secured Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)          Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Secured Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Secured Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Secured Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e)          Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

10.22     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23     Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24     Copies and Facsimiles. This Agreement and all other documents (including, without limitation, the Loan Documents) which have been or may be hereinafter furnished by any Loan Party to any Agent or any Lender may be reproduced by such Agent or such Lender by any photographic, microfilm, xerographic, digital imaging, or other process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

ARTICLE XI
GUARANTY

11.01       Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

11.02       Guaranty of Payment. This Facility Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require any Agent, any LC Issuer or any Lender to sue any Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

11.03       No Discharge or Diminishment of Facility Guaranty.

(a)           Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Guaranteed Obligations being Fully Satisfied), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Agent, any LC Issuer, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or Regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any LC Issuer or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of each Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, any LC Issuer or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Secured Obligations being Fully Satisfied).

11.04       Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the Guaranteed Obligations being Fully Satisfied. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Facility Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

11.05       Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Agents, the LC Issuers and the Lenders.

11.06       Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Facility Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

11.07        Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Facility Guaranty, and agrees that none of the Agents, any LC Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

11.08       Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, Lender or LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

11.09       Maximum Liability. The provisions of this Facility Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy,

insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Facility Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Facility Guaranty, then, notwithstanding any other provision of this Facility Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 11.09 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Facility Guaranty or affecting the rights and remedies of the Lenders hereunder, provided, that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding the foregoing, nothing contained in this Agreement (including any provisions of this Article XI to the contrary) shall limit the liability of the Borrowers in respect of all of the Secured Obligations.

11.10     Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Facility Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Facility Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XI, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from any Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Facility Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Guaranteed Obligations being Fully Satisfied. This provision is for the benefit of all of the Agents, the LC Issuer, the Lenders, the Borrowers and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

11.11     Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the LC Issuer and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

11.12     Release of Guarantors and Borrowers. Notwithstanding anything in Section 10.01(g) to the contrary (i) a Guarantor or a Borrower that is a Subsidiary shall automatically be released from its obligations hereunder and its Facility Guaranty and obligations as a Borrower shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Guarantor or Borrower ceases to be a Subsidiary of the Lead Borrower and (ii) so long as no Event of Default has occurred and is continuing, if a Guarantor or Borrower is or becomes an Immaterial Subsidiary, and such release would not result in any Immaterial Subsidiary being required pursuant to Section 6.12(d) to become a Loan Party hereunder (except to the extent that on and as of the date of such release, one or more other Immaterial Subsidiaries become Guarantors or Borrowers hereunder and the provisions of Section 6.12(d) are satisfied upon giving effect to all such additions and releases), such Guarantor shall be automatically released from its obligations hereunder and its Facility Guaranty and obligations as a Borrower shall be automatically released upon notification thereof from the Lead Borrower to the Agent. In connection with any such release, the Agent shall execute and deliver to any Guarantor or Borrower that is a Subsidiary, at such Guarantor’s or Borrower’s expense, all documents that such Guarantor or Borrower shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 11.12 shall be without recourse to or warranty by the Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS: BARNES & NOBLE, INC.

By:	/s/ Joseph J. Lombardi
Name:	Joseph J. Lombardi
Title:	Chief Financial Officer

BARNES & NOBLE COLLEGE BOOKSELLERS, INC.

By:	/s/ Barry Brover
Name:	Barry Brover
Title:	VP CFO

B. DALTON BOOKSELLER, LLC
BARNES & NOBLE BOOKQUEST LLC
BARNES & NOBLE BOOKSELLERS, INC.
BARNES & NOBLE MARKETING SERVICES
CORP.
BARNES & NOBLE PURCHASING, INC.
BARNES & NOBLE SERVICES, INC.
BARNESANDNOBLE.COM LLC
DOUBLEDAY BOOK SHOPS, INC.
FICTIONWISE LLC
PONDVIEW ASSOCIATES LLC
SPARKNOTES LLC
STERLING PUBLISHING CO., INC.
TKTK ACQUISITION LLC

By:	/s/ Joseph J. Lombardi
Name:	Joseph J. Lombardi
Title:	Chief Financial Officer

BNCB MERGER SUB, LLC

By:	/s/ Joseph J. Lombardi
Name:	Joseph J. Lombardi
Title:	Senior Vice President

Credit Agreement
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BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ James Ward
Name:	James Ward
Title:	Managing Director

Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent

By:	/s/ Kathleen C. Maggi
Name:	Kathleen C. Maggi
Title:	Senior Vice President

Credit Agreement
Signature Page

WELLS FARGO RETAIL FINANCE, LLC., as Co-Syndication Agent

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Vice President

Credit Agreement
Signature Page

SUNTRUST BANK, as Co-Documenttion Agent

By:	/s/ B. Earl Garris
Name:	B. Earl Garris
Title:	Director, CIB-ABL

Credit Agreement
Signature Page

US BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent

By:	/s/ Blake Malia
Name:	Blake Malia
Title:	Assistant Vice President

Credit Agreement
Signature Page

REGIONS BANK, as Co-Senior Managing Agent

By:	/s/ Bruce Kasper
Name:	Bruce Kasper
Title:	Attorney in Fact

Credit Agreement
Signature Page

SOVEREIGN BANK, as Co-Senior Managing Agent

By:	/s/ Matilde Reyes
Name:	Matilde Reyes
Title:	SVP

Credit Agreement
Signature Page

BANK OF AMERICA, N.A., as a Lender, LC Issuer and Swing Line Lender

By:	/s/ James Ward
Name:	James Ward
Title:	Managing Director

Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender and LC Issuer

By:	/s/ Kathleen C. Maggi
Name:	Kathleen C. Maggi
Title:	Senior Vice President

Credit Agreement
Signature Page

WELLS FARGO RETAIL FINANCE, LLC., as a Lender and LC Issuer

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Vice President

Credit Agreement
Signature Page

SOVEREIGN BANK, as a Lender and LC Issuer

By:	/s/ Matilde Reyes
Name:	Matilde Reyes
Title:	SVP

Credit Agreement
Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ B. Earl Garris
Name:	B. Earl Garris
Title:	Director, CIB-ABL

Credit Agreement
Signature Page

US BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Blake Malia
Name:	Blake Malia
Title:	Assistant Vice President

Credit Agreement
Signature Page

REGIONS BANK, as a Lender

By:	/s/ Bruce Kasper
Name:	Bruce Kasper
Title:	Attorney in Fact

Credit Agreement
Signature Page

ING CAPITAL LLC, as a Lender

By:	/s/ William B. Redmond
Name:	William B. Redmond
Title:	Managing Director

Credit Agreement
Signature Page

RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as a Lender

By:	/s/ John D. Bobbin
Name:	John D. Bobbin
Title:	Vice President

Credit Agreement
Signature Page

TD BANK, N.A., as a Lender

By:	/s/ Matthew Leighton
Name:	Matthew Leighton
Title:	Vice President

Credit Agreement
Signature Page

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Nick Malatestinic
Name:	Nick Malatestinic
Title:	Senior Vice President

Credit Agreement
Signature Page

FIFTH THIRD BANK, as a Lender

By:	/s/ George B. Davis
Name:	George B. Davis
Title:	Vice President

Credit Agreement
Signature Page

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

Credit Agreement
Signature Page

UNION BANK N.A., as a Lender

By:	/s/ Brent Housteau
Name:	Brent Housteau
Title:	Vice President

Credit Agreement
Signature Page

COMERICA BANK, as a Lender

By:	/s/ Chris Rice
Name:	Chris Rice
Title:	Corporate Banking Officer

Credit Agreement
Signature Page

FIRST HAWAIIAN BANK, as a Lender

By:	/s/ Dawn Hofmann
Name:	Dawn Hofmann
Title:	Vice President

Credit Agreement
Signature Page

MALAYAN BANKING BERHAD, as a Lender

By:	/s/ Fauzi Zulkifli
Name:	Fauzi Zulkifli
Title:	General Manager

Credit Agreement
Signature Page

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Grant C. Gooder
Name:	Grant C. Gooder
Title:	Assistant Vice President

Credit Agreement
Signature Page